Exhibit 10.1

Execution Version

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXCLUSIVE, GLOBAL - DEVELOPMENT, SUPPLY, MARKETING & LICENSE AGREEMENT

by and between

NeuroRx, Inc., and NRx Pharmaceuticals, Inc. on the one hand

and

ALVOGEN, INC., ALVOGEN PHARMA US, INC., and LOTUS PHARMACEUTICAL CO. LTD. on the other hand

June 2, 2023

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

iii

EXCLUSIVE, GLOBAL DEVELOPMENT, SUPPLY, MARKETING & LICENSE AGREEMENT

This Development and License Agreement (this “Agreement”) is entered into as of June 2, 2023 (the “Effective Date”) by and between NeuroRx, Inc., a Delaware corporation that is a wholly owned subsidiary of NRx Pharmaceuticals, Inc. and NRx Pharmaceuticals, Inc. (collectively, “NRx”), on the one hand, and Alvogen Pharma US, Inc., Alvogen, Inc., Delaware corporations, and Lotus Pharmaceutical Co. Ltd, a Taiwanese company (collectively, “Alvogen”), on the other hand. NRx and Alvogen are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.            NRx is a clinical stage pharmaceutical company engaged in the development of specialized biopharma products including the Product (as defined below);

B.            Alvogen has expertise in the development, manufacture, and Commercialization of pharmaceutical products for human use in the Territory (as defined below); and

WHEREAS, Alvogen wishes to obtain from NRx, and NRx wishes to grant to Alvogen, an exclusive right to develop, manufacture (or have manufactured), and Commercialize Product in the Territory, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRx and Alvogen agree as follows:

ARTICLE I
DEFINITIONS / INTERPRETATION

Section 1.1            Defined Terms. The following words and phrases, when used herein with initial capital letters, have the meanings set forth or referenced below:

“Accounting Standards” means, with respect to a Person, then current generally accepted accounting principles consistently applied by such Person across its operations, including United States GAAP and International Financial Reporting Standards.

“Acquiring Entity” means a Third Party (including the parent company of such Third Party, as applicable) that merges or consolidates with or acquires NRx or Alvogen, as applicable, or to which NRx or Alvogen, as applicable, transfers all or substantially all its assets to which this Agreement pertains (any such merger, consolidation or acquisition, the “Acquisition Transaction”).

“Action” means any proceeding, action, claim (formal or informal, including by way of a letter), arbitration, administrative or regulatory action or other type of legal action, whether taken as a plaintiff or an initiating party (including through a request for declaratory judgment) or by way of counter-claim or defense.

“Adverse Drug Responses” shall be defined in more detail in any PV Agreement to include any “Adverse Drug Experience” as defined in the then-current 21 C.F.R. Section 314.80 and “Adverse Drug Responses” as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use).

“Affiliate” means any Person controlled by, controlling or under common control with another Person; provided, however, that (i) any direct or indirect stockholder of a Party that is a financial sponsor, professional investor, or investment fund (of whatever nature) and (ii) any portfolio companies or investments that is held, controlled or managed by any Person described in clause (i) shall, in each of cases (i) and (ii), be deemed to not be an Affiliate of such Party for purposes of this Agreement. For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock in Person, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of or substantially influence the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alcami” means Alcami Corporation, Inc.

“Alvogen’s Knowledge” or “Knowledge of Alvogen” means the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Scientific Officer and Executive Director New Product Planning, or their successor(s), in each case of Alvogen.

“ANDA” means an Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j) et seq., and the regulations promulgated thereunder, as such application may be amended or supplemented from time to time.

“Annual Period” means (a) for calendar year 2023, the period commencing on the Effective Date and ending on December 31, 2023 (or the date this Agreement is terminated if such termination occurs prior to December 31, 2023), (b) for each successive calendar year during the Term (other than the calendar year in which the Term expires or this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year (other than 2023) in which the Term expires or this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the termination of this Agreement.

“Applicable Law” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority (including the FDA), the terms of any NDA Approval, and any other ruling or decision of, agreement with or by, or requirement of any Governmental Authority.

“Assignee” means any Person (other than NRx and Alvogen) that is assigned or transferred, or succeeds to, any rights under this Agreement.

“Average Sale Price” means, with respect to a particular country and particular period, the weighted average sale price of Product, Bundled Product or other product or service included in a Bundled Product, as applicable, as determined by dividing (a) the Net Sales on commercial sales of such Product or Bundled Product or net sales of other product or service included in a Bundled Product in arms-length transactions in the applicable country during the applicable period, by (b) the units of such Product, Bundled Product or other products or services included in a Bundled Product commercially sold in arms-length transactions in such country during such period.

“Bundled Product” means Product sold together with any other product(s) or service(s) at a single unit price, whether packaged together or separately, and which other product(s) or service(s) have material independent value from Product itself.

“Business” means the research, development, manufacture or Commercialization of Product in the Territory by or on behalf of NRx, Alvogen and their respective Affiliates and subcontractors, either individually or jointly.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which banks in the United States are authorized by Applicable Law to be closed.

“cGxP” means then-current good manufacturing, clinical or laboratory practices and quality system regulations, as applicable, promulgated by the FDA.

“Clinical Study” means, generally, any human clinical study of a Product as defined in 21 C.F.R. § 312.21, or an equivalent human clinical study prescribed by the Regulatory Agencies in a foreign country.

“Code” means the United States Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder.

“Commercialization” means, with respect to a product, any and all processes and activities conducted to establish and maintain sales for such product, including obtaining and maintaining pricing, reimbursement, coding and patient access, offering for sale, detailing, selling (including launching), marketing (including pre-launch and launch, as well as advertising activities), promoting, using, storing, transporting, distributing, and importing such product. For clarity, Commercialization includes activities traditionally conducted by sales representatives (including field sales, institutional sales, pharmacy/trade sales and managed care sales representatives) and other individuals having similar functions. “Commercialize” and “Commercializing” shall have their correlative meanings.

“Competing Product” means any fixed dose combination product containing D-cycloserine and lurasidone.

“Competing Program” means the research, development, Commercialization or manufacture, in the Territory, of any Competing Product in the Field.

“Completion of the Phase 2 Study” means completion of the protocol of the Current Phase 2 Study by the initial sample size of 70 subjects or as agreed upon by the Parties based upon the recommendation of the DSMB with data results available and analysis of such data completed by NRx based on the SAP, and provision by NRx to Alvogen of a report including top-line data and raw data sets. For clarity, the report provided under this definition does not include the final clinical study report.

“Completion of the Type B Meeting” means agreement by the FDA, as evidenced by Alvogen’s receipt of the FDA’s minutes of the meeting, that the following are adequate for the Phase 3 Study and safety requirements for NDA submission based on the outcome of the Current Phase 2 Study: (a) a Phase 3 Study with total sample size of no more than 300 subjects is adequate to illustrate efficacy; (b) Safety requirements adequate for filing are reduced to 300 subjects with at least 6 months of exposure and 50 subjects with at least 1 year of exposure, with additional safety requirements to be completed post-approval; and (c) No carcinogenicity study required for filing of the NDA.

“Control” means, with respect to particular Know-How or a particular Patent, possession of the power and authority by the Party granting the applicable right, license or sublicense to the other Party as provided herein, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, or to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any agreement or other arrangement with, or the rights of, any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by NRx: (a) any Know-How or Patent owned by or licensed to any Acquiring Entity (other than from NRx or its Affiliates) immediately prior to the effective date of the Acquisition Transaction, and (b) any Know-How or Patent that any Acquiring Entity subsequently develops, which is not based upon and without accessing or practicing any Know-How or Patent owned by or licensed to NRx immediately prior to the effective date of the Acquisition Transaction. “Controlled” and “Controlling” have their correlative meanings.

“Current Phase 2 Study” means the Phase 2 study being conducted by NRx as of the Effective Date, entitled “Comparison of NRX-101 to Standard of Care (Lurasidone) for Treatment-resistant Bipolar Depression With Suicidal Ideation and Behavior” with the ClinicalTrials.gov identifier of NCT03395392 and the other study identification number of NRX101_003.

“Debarred Entity” means a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b).

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b).

“Diligent Efforts” means, with respect to the activities to be conducted by a Party with respect to any objective, the reasonable, diligent, good faith efforts and resources (financial and otherwise) to accomplish such objective as similarly situated Third Parties would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the development and commercialization of Product, such efforts shall be consistent with those efforts and resources similarly situated Third Parties commonly expend for their own products at a similar stage of development or commercialization and with similar commercial and market potential. Without limiting the foregoing, such efforts shall include: (a) assigning responsibilities for activities for which such Party is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities in a timely manner, (b) setting and seeking to reasonably achieve meaningful objectives for carrying out such activities, and (c) making and implementing reasonable decisions and allocating resources reasonably necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner, in each case, consistent with the efforts and resources normally used by similarly situated Third Parties in the performance of such activity for their own products, in each case owned by such Party or to which such Party has exclusive rights, at a similar stage of development or commercialization and with similar commercial and market potential as Product, taking into account all relevant factors, including patent coverage, safety and efficacy, product profile, labeled indications, competitiveness of the marketplace and other products, proprietary position and profitability (including pricing and reimbursement).

“Drug Substance” means D-cycloserine and/or lurasidone.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” means bipolar depression with suicidality.

“First Commercial Sale” means, on country-by-country basis, the first commercial sale of such Product in such country to a Third Party by or under authority of Alvogen or any of its Affiliates or approved sublicensees for end use consumption in such country after Regulatory Approval for such Product in such country. First Commercial Sale excludes transfers of a Product to Third Parties as bona fide samples, as donations, for clinical study purposes or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes.

“Freight Charges” means out-of-pocket freight, shipping and insurance costs, as well as any special packaging expenses, Taxes, inspection fees and other out-of-pocket charges incurred by Alvogen (or its Affiliate), to the extent attributable to the shipping and transport of Product from the Third Party Supplier to Alvogen (or its Affiliate) in accordance with Accounting Standards.

“Generic Product” means, with respect to a Product in a particular country, any pharmaceutical product that (a) is sold in such jurisdiction by a Third Party that is not a sublicensee and did not purchase such product in a chain of distribution that included Alvogen or any of its Affiliates or sublicensees; (b) contains the same active pharmaceutical ingredient(s) as such Product; and (c) is approved by the Regulatory Agency in such country as a substitutable generic for such Product on an expedited or abbreviated basis based on bioequivalence or interchangeability with the Product.

“Glytech” means the Glytech LLC, a Delaware limited liability company.

“Glytech Know-How” means the Licensed Know-How (as defined in the Glytech License Agreement).

“Glytech License Agreement” means that certain Development and License Agreement by and between NRx and Glytech, dated May 2, 2016, as amended from time to time.

“Glytech Patents” means the Licensed Patent Rights (as defined in the Glytech License Agreement), as listed in Exhibit A(2).

“Glytech Technology” means Licensed Technology (as defined in the Glytech License Agreement).

“Governmental Authority” means any supranational, national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, including the FDA, in each case having jurisdiction in any country or other jurisdiction.

“Herzog” means Sarah Herzog Memorial Hospital Ezrat Nashim, a non-profit organization (Amutah) organized under the laws of the State of Israel.

“Herzog Know-How” means the Licensed Know-How (as defined in the Herzog License Agreement).

“Herzog License Agreement” means that certain Exclusive License Agreement by and between NRx and Herzog, dated April 16, 2019, as amended from time to time.

“Herzog Patents” means the Licensed Patents (as defined in the Herzog License Agreement), as listed in Exhibit A(3).

“Herzog Technology” means Licensed Intellectual Property (as defined in the Herzog License Agreement).

“In-Licenses” means the Glytech License Agreement and the Herzog License Agreement.

“IND” means an Investigational New Drug Application, as defined in 21 C.F.R. § 312, or any corresponding application in any country or jurisdiction other than the United States.

“Indemnified Taxes” means Taxes imposed as a result of any assignment or other transfer of any kind of any rights under this Agreement by any Party to any Assignee (including by merger, liquidation or reorganization) on the other Party (the “Non-Assigning Party”), or on any payment by the Assignee under this Agreement to the Non-Assigning Party, in each case, other than Taxes imposed on or with respect to the Non-Assigning Party or required to be withheld or deducted from a payment to the Non-Assigning Party that are (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Non-Assigning Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Taxes (or any political subdivision thereof), or (ii) that are imposed as a result of a present or former connection between the Non-Assigning Party and the jurisdiction imposing such Tax (other than connections arising from the Non-Assigning Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (b) attributable to the Non-Assigning Party’s failure to comply with Section 8.5(a), and (c) any withholding Taxes imposed under FATCA. The term Indemnified Taxes includes penalties, fines and other additional statutory charges incidental or related to the imposition thereof, only to the extent not caused by the acts or omissions of the Non-Assigning Party.

“Initial Label Indication” means treatment of bipolar depression with sub-acute or acute (SSIB / ASIB) suicidality.

“Intellectual Property” means any and all intellectual property or intangible rights anywhere in the world, including (a) Patents, (b) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith, (c) trade secrets, and (d) Know-How, but excluding Trademarks.

“Know-How” means technical information and materials, in any tangible or intangible form whatsoever, including technology, reports, databases, data, results, analytical models, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, techniques, specifications, formulations, formulae, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures and patent and other legal information or descriptions; provided, however, that Know-How shall exclude any Patents.

“Lien” means any liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

“NDA” means a New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq. (including any such application filed pursuant to Section 505(b)(1) or Section 505(b)(2)).

“NDA Approval” means, with respect to a pharmaceutical product in the Territory, approval by the FDA of the initial NDA therefor for the Initial Label Indication, including conditional approval that does not decrease the patient population by 30% or more.

“Net Sales” means, for a specified period, the gross revenue recognized by Alvogen or its Affiliates or, solely with respect to the United States, its sublicensees (any, a “Selling Person”) in accordance with Accounting Standards for the commercial sale of Product in the Field by Alvogen or its Affiliates or, solely with respect to the United States, its sublicensees to Third Parties (other than sublicensees, but including wholesalers and distributors) (“Gross Sales”), less the following deductions, calculated as a function of the invoice price or otherwise taken, paid, accrued, allowed, included or allocated (without duplication, and to the extent not reimbursed by a Third Party):

(a)            credits, allowances and returns for the account of Third Parties for spoiled, damaged, outdated, rejected, recalled or returned units of Product;

(b)            cash, quantity and trade discounts, rebates, and wholesaler or group purchasing organization chargebacks and any other similar allowances which effectively reduce the selling price to the extent actually allowed and taken directly by the Third Parties with respect to sales of Product;

(c)            sales, use, import, export, excises, consumption, duties, value-added and other direct or indirect Taxes (excluding income or franchise taxes of any kind) allocated to sales of such Product in accordance with such Selling Person’s standard policies and procedures consistently applied across its products, as applicable, in each case, to the extent such taxes are not paid by any Third Party;

(d)            transportation costs (including without limitation freight, postage and shipping costs), insurance costs, surcharges, other governmental charges (including without limitation duties, tariffs and mandated contributions), distribution, warehousing, and other handling expenses directly chargeable to sales of Product;

(e)            management or administrative fees paid to managed care, group purchasing and other similar organizations, wholesaler fees or similar compensation to commercialization service providers, specialty pharmacies, and home delivery services, in each case with respect to Product and actually paid or payable;

(f)             Medicaid and 340B and any other government rebate programs, including supplemental rebates;

(g)            any failure-to-supply penalties that Alvogen or any of its Affiliates may incur from any Third Party customer relating to the sale of Product, but only to the extent such penalties are the not the result of any actions or omissions taken by Alvogen or its Affiliates; and

(h)            amounts actually written off as bad debt or otherwise uncollectible with respect to such Product; provided that, if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are collected.

in each case (a) – (h), as determined from books and records of the Selling Person maintained in accordance with Accounting Standards.

Notwithstanding the foregoing, sales among Selling Persons shall not be included in the computation of Net Sales hereunder (except where such Selling Person is an end user).

For clarity, any Product that is provided for use as promotional samples or in connection with clinical studies or under a compassionate use, patient assistance, named patient use, or non-registrational studies or other similar programs or studies shall be excluded from the calculation of Net Sales, is not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

In the case of any sale or transfer of a Product to a non-Affiliate in a country other than in a transaction exclusively for cash, the Net Sales amount per unit shall be deemed to be the Average Sale Price of Product in such country for the Quarterly Period in which such sale or transfer took place.

With respect to a Bundled Product sold in a country, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of Product included in such Bundled Product shall be determined as follows:

(i)            multiply the Net Sales of such Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of Product included in such Bundled Product in such country when sold separately and “B” is the total of the Average Sale Price(s) of each of the other product(s) and/or service(s) included in such Bundled Product in such country when sold separately;

(ii)           if the Average Sale Price of Product in such country included in such Bundled Product can be determined but the Average Sale Price of the other product(s) and/or service(s) in such country included in such Bundled Product cannot be determined, then multiply the Net Sales of such Bundled Product in such country by the fraction A/C where “A” is the Average Sale Price of the Product in such country when sold separately and “C” is the Average Sale Price of the Bundled Product in such country;

(iii)          If the Product included in such Bundled Product is not sold independently of the other product(s) and/or service(s) included in such Bundled Product in such country, but the other product(s) and/or service(s) included in such Bundled Product are sold independently in such country, then multiply the Net Sales of such Bundled Product by the fraction 1-B/C where B is the sum of the Average Sale Price of the other product(s) and/or service(s) included in such Bundled Product in such country, and C is the Average Sale Price of the entire Bundled Product in such country; or

(iv)          If the Product in such Bundled Product is not sold independently in such country and the other product(s) and/or service(s) included in such Bundled Product is not sold independently in such country, the Parties shall jointly agree to set the relative value of each of the Product and other product(s) and/or service(s) included in such Bundled Product. If the Parties cannot agree, either Party shall have the right to refer such matter to be determined by the dispute resolution procedure set forth in Section 12.4 and Section 12.5.

"NeuroRx Patents” means those Patents that are owned by NeuroRx, Inc., and that are listed in Exhibit A(1).

“NRx Know-How” means Know-How Controlled by NRx or its Affiliates at any time during the Term, including the Glytech Know-How and the Herzog Know-How, that is (a) necessary or used for the operation of the Business in the Territory or (b) necessary or reasonably useful to develop, manufacture or have the Product manufactured, import, warehouse, market, distribute, offer for sale, and sell the Product in the Territory.

“NRx Patents” means Patents in the Territory Controlled by NRx or its Affiliates at any time during the Term, including the NeuroRx Patents, the Glytech Patents and the Herzog Patents, (a) claiming the Product (b) claiming methods of use, administration or formulation of the Drug Substance or Product, (c) claiming methods of the manufacture of the Drug Substance or Product, or (d) that are necessary or reasonably useful to (i) develop, manufacture or have manufactured, import, or warehouse the Drug Substance or Product in the Territory, or (ii) market, distribute, offer for sale, and sell the Product in the Territory. A list of current NRx Patents is set forth in Exhibit A.

“NRx Technology” means, collectively, the NRx Know-How, the NRx Patents and the Product Inventions (as defined in Section 6.2), including the Glytech Technology and the Herzog Technology, but excluding the NDA Technology.

“NRx’s Knowledge” or “Knowledge of NRx” means the actual knowledge, after reasonable inquiry, of NRx’s Chief Executive Officer, Chief Financial Officer, Head of Operations & Chief Commercial Officer, and Chief Scientific Officer or their successors.

“Orange Book” means the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time.

“Paragraph IV” means a patent certification made in an FDA application referencing the Product under 21 U.S.C. 355(b)(2)(A)(iv) or 21 U.S.C. 355(j)(2)(A)(vii)(IV).

“Patent” means (a) any issued patent, including any inventor’s certificate, substitution, extension, confirmation, reissue, reexamination, renewal or any like governmental grant for protection of inventions, and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional application.

“PDUFA Fee” means the fee payable to the FDA pursuant 21 U.S.C. 379h for the review of the initial NDA filed with respect to the Product.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity of any kind.

“Phase 3 Study” means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Agency in a country other than the United States.

“Prior Agreements” means (a) that certain Non-Binding Offer between the Alvogen and NRx dated November 26, 2022, and (b) that confidentiality disclosure agreement between the NeuroRx, Inc. and Alvogen, Inc. dated October 13, 2022.

“Pro-Rata Portion” means: (a) with respect to NRx, the Royalty Rate, measured at the time of the applicable event, and (b) with respect to Alvogen, 100% minus the Royalty Rate.

“Product” means a pharmaceutical product consisting of D-cycloserine and Lurasidone as the sole active pharmaceutical ingredients in a fixed combination, and as further described in Exhibit A.

“Product Documentation” means all marketing and promotional literature, packaging inserts (including patient information leaflets) and customer documentation applicable to Product.

“Product Trademark” means the Trademark(s) set forth in Exhibit A, or such other Trademark as designated pursuant to Section 6.1(b).

“Prosecution and Maintenance” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences and inter partes actions, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” has its correlative meaning.

“Quarterly Period” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31, except that the first Quarterly Period shall be a period commencing on the Effective Date and ending on June 30, 2023.

“Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Agency with respect to Product (including the manufacture, handling, storage, import, transport, distribution, marketing, promotion, advertising or sale thereof).

“Regulatory Agency” mean any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the United States, the European Union or any other country, as applicable, including the FDA in each case that is responsible for Registrations necessary for, or otherwise governs, the manufacture, handling, storage, import, transport, distribution or sale of Product.

“Regulatory Approval” means, with respect to Product in a given country, all necessary Registrations from the applicable Regulatory Agency in such country to distribute, market, promote, sell and place on the market Product in such country.

“Regulatory Commitment Activities” means any study, trial or monitoring activity of Product or its components that is required by the FDA to be conducted after NDA Approval, or that the sponsor of the NDA agrees at the written request of FDA will be conducted following such approval, including pediatric studies if applicable.

“Regulatory Materials” means, with respect to a product, regulatory applications (including NDAs), submissions, notices, notifications, communications, correspondence, Registrations or other filings made to, received from or otherwise conducted with any Regulatory Agency (including minutes of meetings with any Regulatory Agency) that are necessary for or otherwise relate to the development, manufacture or Commercialization of such product.

“Safety Reasons” means it is a Party’s reasonable belief that there is an unacceptable risk for harm in humans based upon (a) preclinical safety data, including data from animal toxicology studies, or (b) the observation of serious adverse effects in humans after Product has been administered to humans, such as during a clinical study or after the First Commercial Sale, in each of clauses (a) and (b), which would materially impact the safety or efficacy and the commercial feasibility of Product.

“Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) or a congenital anomaly/birth defect or (f) significant intervention required to prevent permanent impairment or damage.

“Successful Read Out” means (a) the Current Phase 2 Study achieves its primary and two key secondary endpoints, as defined in the Current Phase 2 Study Protocol NRX-101-003, with statistically significant superiority of the Product over lurasidone alone for all three endpoints under a mutually agreed-to statistical analysis plan that has been submitted to the FDA, and after acknowledgment of receipt by the FDA, without any comments by the FDA that would be adverse to proceeding with the statistical analysis plan (the “SAP”) and (b) Alvogen reasonably believes that the Product can be approved by March 31, 2026. Additionally, even if not all above criteria are met, Alvogen may deem that the Product is commercially attractive and proceed with development, in which case the Parties agree that a “Successful Read Out” will have been achieved.

“Tax” or “Taxes” means any and all taxes, including value added taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax, including the United States Internal Revenue Service.

“Territory” means Worldwide, except that the primary country will be the United States of America, including the District of Columbia, the Commonwealth of Puerto Rico and all other territories and possessions of the United States of America (collectively, the “United States” or “U.S.”); and additional countries will be at Alvogen’s option, but requiring no additional license fees for such additional countries.

“Third Party” means any Person other than a Party and such Party’s Affiliates.

“Trademark” means, any trademark, service mark, trade dress, trade name, assumed name and entity name, together with the goodwill associated with and symbolized by such trademark, service mark, trade dress, trade name and entity name, in each case whether or not registered.

“Valid Claim” means a claim of a Patent that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) has not been finally abandoned, disclaimed (except via Terminal Disclaimer) or admitted to be invalid or unenforceable through reissue or disclaimer. In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than seven (7) years from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family in the country in question, in which case it will cease to be considered a Valid Claim until the patent issues and recites said claim.

Section 1.2            Additional Definitions. Each of the following terms has the meaning defined in the corresponding Section or part of the Agreement indicated below:

Defined Term	Section	Defined Term	Section
Additional Products	Section 2.5	NDA Patent	Section 6.2
ADR	Schedule 12.5	NDA Technology	Section 6.2
Agents	Section 8.2	NDA Technology Assignment	Section 6.2
Agreement	Preamble	Neutral	Schedule 12.5
Alvogen	Preamble	NRx Third Party Agreement	Section 2.6(b) Section 2.6(b)
Alvogen Indemnitees	Section 11.1	Other Party	Section 3.3(a)

Defined Term	Section	Defined Term	Section
Article III Activities	Section 3.3(a)	Parties	Preamble
Assisting Party	Section 3.4(e)	Party	Preamble
Bankruptcy Code	Section 12.15	NRx	Preamble
		NRx Indemnities	Section 11.2
Commercialization Wind-Down Period	Section 10.3(c)	Product Financial Records	Section 4.8
Commitment Activities	Section 3.2(b)	Product Inventions	Section 6.2
Common Interest Agreement	Section 6.9	Product License	Section 2.1
Confidential Information	Section 8.1	Product Records	Section 3.3(d)
Confidentiality Exceptions	Section 8.1	PTO	Section 6.3(a)
Cooperating Party	Section 6.5(d)	PV Agreement	Section 3.3(e)
Development Plan	Section 3.1(a)	Responsible Party	Section 3.3(a)
Dispute	Section 12.4	Royalty Rate	Section 4.5
Drug Product	Section 5.1(a)	SEC	Section 8.7
Effective Date	Preamble	Milestone Payment	Section 4.2
Enforcement Action	Section 6.5(b)	Solicitation Action	Section 8.6
Enforcing Party	Section 6.5(d)	Soliciting Party	Section 8.6
Executive Steering Committee	Section 7.1	Subcontractor	Section 3.3(c)
		Sublicense Payment	Section 2.6(b)
Force Majeure	Section 12.1	Supply Term	Section 5.1(a)
Indemnification $400 Million and up to $800 Million Notice	Section 11.3(a)	Taxed Party	Section 8.5(b)
Indemnification Objection	Section 11.3(b)	Term	Section 10.1
Indemnified Party	Section 11.3(a)	Terminated License	Section 3.2(e)
Indemnify	Section 11.3(a)	Territory Medical Affairs Strategy	Section 3.2(b)(iii)
Indemnifying Party	Section 11.1	Third Party Action	Section 6.4(a)
Infringement Notice	Section 6.5(a)	Third Party Claim	Section 11.1

Defined Term	Section	Defined Term	Section
Infringing Activity	Section 6.5(a)	Trademark License	Section 6.1(a)
IP Strategy	Section 7.1	Transfer Taxes	Section 8.5(d)
Losses	Section 11.1	Working Committee	Section 7.1
NDA Now-How	Section 6.2

Section 1.3            Interpretation. Interpretation of this Agreement is governed by the following rules of construction, unless the context clearly requires otherwise: (a) words in the singular include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph and exhibit are references to the Articles, Sections, Paragraphs and Exhibits to this Agreement; (c) references to “$” and “Dollars” mean United States dollars; (d) the words “including,” “includes,” and words of similar meaning are interpreted as incorporating the phrase “without limitation,” or “but not limited to”; (e) the word “or” have the meaning associated with the phrase “and/or” and not be exclusive; (f) provisions apply, when appropriate, to successive events and transactions; (g) a reference to any Person includes such Person’s successors and permitted assigns; (h) this Agreement is construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the word “day” means a calendar day unless otherwise specified; (j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it consistent with the requirements of Accounting Standards; (l) the words “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement (including the Exhibits); (m) provisions that require that a Party, the Parties or the Executive Steering Committee “agree,” “consent” or “approve” or the like require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (n) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (o) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder. All Exhibits referred to herein are hereby incorporated by reference. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any Section of this Agreement. When calculating any cost, expense or other amount hereunder no specific charge or element thereof shall be accounted for more than once.

ARTICLE II
GRANT OF LICENSE

Section 2.1            Product License. Subject to the terms and conditions of this Agreement, NRx hereby grants to Alvogen (a) an exclusive (subject to Section 3.2(e), even as to NRx and its Affiliates) transferable (solely in accordance with Section 12.7) and sublicensable (solely in accordance with Section 2.2) license under the NRx Technology to Commercialize Product in the Territory in the Field during the Term, and (b) an exclusive (subject to Section 3.2(e), even as to NRx and its Affiliates) transferable (solely in accordance with Section 12.7) and sublicensable (solely in accordance with Section 2.2) license under the NRx Technology to (i) manufacture or have manufactured the Product in the Territory during the Term, and (ii) conduct any development activities assigned to Alvogen under the Development Plan or pursuant to this Agreement in the Territory with respect to Product during the Term (collectively, the “Product License”).

Section 2.2            Sublicenses.

(a)            The Product License includes the right to sublicense within the scope thereof; provided, however, that Alvogen shall not sublicense to a Third Party its license under the NRx Technology to Commercialize, or have manufactured, (i) Product in the United States in the Field except (A) to a Third Party Supplier, (B) as reasonably necessary to comply with Applicable Law, or (C) as mutually agreed by the Parties in writing. For clarity, it is understood and agreed that, Alvogen may use distributors in the Territory, provided that (A) Alvogen remains responsible to ensure that the activities of any such distributors are consistent with the terms of this Agreement, and (B) Alvogen (or its Affiliate) (I) books sales of Product in the Territory in accordance with Alvogen’s ordinary course of business, and (II) remains primarily responsible for the medical, regulatory, marketing and promotion of Product in the Territory.

(b)            Alvogen shall obtain NRx’s written approval (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the grant of any sublicense in the United States (other than with respect to any Third Party Suppliers previously engaged by NRx); provided, however, that if NRx fails to respond to Alvogen’s request for approval within twenty (20) days of receipt of such request, then such approval shall be considered granted upon the expiration of such twenty (20)-day period. Alvogen shall provide NRx a copy of any final executed sublicense agreement, which may be redacted (other than the material commercial terms, including the identity of the sublicensee).

(c)            Alvogen shall be responsible for the failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement.

(d)            Alvogen shall also have the right to sublicense the Trademark License granted pursuant to Section 6.1(a), provided that such sublicense shall be (i) granted to the applicable approved sublicensee in conjunction with a sublicense under the Product License granted pursuant to this Section 2.2, and (ii) subject to the terms and conditions of this Section 2.2.

Section 2.3            No Implied Licenses; Retained Rights. Each Party acknowledges that the rights and licenses granted under this ARTICLE II and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by either Party to the other Party. Without limiting the obligations hereunder (including the exclusivity set forth in Section 2.4), all rights with respect to Know-How, Patents or other Intellectual Property that are not specifically granted herein are reserved to the owner thereof. Alvogen agrees that it will not, and it will ensure that its Affiliates will not, and it will not grant any sublicensee the right to, use or otherwise exploit the NRx Technology, except as expressly licensed and permitted in this Agreement.

Section 2.4            Non-Competition. Neither Party nor their respective Affiliates shall, directly or indirectly, itself, through an Affiliate or otherwise, (a) research, develop, seek or obtain NDA Approval or any other Regulatory Approval in the Territory for (or take any actions directed thereto), manufacture, market, import, offer for sale, sell or otherwise Commercialize (including through a distributor or other Third Party) any Competing Product in the Field in the Territory during the Term or (b) authorize or assist (including by investing in or otherwise providing funding to) any Third Party to do any of the foregoing. In the event that (i) after the Effective Date, an Acquiring Entity becomes an Affiliate of Alvogen as a result of an Acquisition Transaction, and (ii) as of the closing date of such Acquisition Transaction, such Acquiring Entity is engaged in the conduct of a Competing Program, then such Acquiring Entity may continue to conduct such Competing Program without breaching the obligations of this Section 2.4, provided that, during the Term, (A) such activities are conducted independently of the activities pursuant to this Agreement and do not use any NRx Technology and (B) Alvogen shall, and shall cause its Affiliates to, (1) segregate such Competing Program from the development, manufacture, and Commercialization of Product pursuant to this Agreement, and (2) prevent disclosure of non-public plans or non-public information relating to the Product, or any Confidential Information of NRx, to any personnel of Alvogen or its Affiliates who are conducting the Competing Program.

Section 2.5            Additional Products. During the Term, NRx shall be permitted to develop additional combination products (each an “Additional Product”) outside of the Field that contain D-cycloserine in combination with one or more other active antidepressant or antipsychotic ingredients, including Competing Products. NRx hereby grants Alvogen a right of first negotiation regarding any such Additional Product. Prior to entering into discussions with any Third Party with respect to rights to develop or commercialize any such Additional Product, NRx shall first offer in writing to Alvogen the opportunity to exclusively negotiate an agreement regarding such rights and Alvogen shall accept or decline such offer in writing to Alvogen within sixty (60) days of receiving such offer. If Alvogen declines such offer, then NRx shall be permitted to offer such opportunity to a Third Party without further recourse to Alvogen; provided that NRx will not enter into any agreement with a Third Party with respect to rights to develop or commercialize any such Additional Product on terms that, in the aggregate, are less favorable to NRx than those terms last offered by Alvogen to NRx, unless such new terms are first offered to Alvogen in writing and Alvogen does not accept such terms within ten (10) Business Days following such written offer.

Section 2.6            Third Party In-Licenses Payments.

(a)            NRx will be responsible for all payments and undertakings associated with any license agreements under which NRx has obtained rights to any NRx Technology that exist as of the Effective Date, including the In-Licenses.

(b)            In the event that, after the Effective Date, NRx in-licenses NRx Technology from a Third Party that is Controlled for purposes of the license granted to Alvogen under Section 2.1 but for which NRx would owe payments of any kind under the agreement for such in-licensed NRx Technology on account of any sublicense granted thereunder to Alvogen or its Affiliates or its sublicensees (“NRx Third Party Agreement”), then NRx shall inform Alvogen and shall provide Alvogen with a copy of the applicable NRx Third Party Agreement. If Alvogen notifies NRx in writing that it wishes to be bound by or assume the rights and obligations of the NRx Third Party Agreement as applicable to Alvogen and this Agreement, then (i) the Know-How or Patents, as applicable, for which NRx obtained a license or rights under the NRx Third Party Agreement shall automatically be included in NRx Technology hereunder and in the licenses and other rights granted to Alvogen hereunder from and after the date of NRx’s receipt of such Alvogen written notice; (ii) if the use or practice of such Know-How or Patents included in the NRx Technology by Alvogen or its Affiliates or sublicensees pursuant to the licenses and other rights granted herein require payment to such Third Party under such NRx Third Party Agreement (“Sublicense Payment”), Alvogen shall be solely responsible for such Sublicense Payment, subject to Section 4.5(d)(iv); and (iii) Alvogen agrees to abide by all terms and conditions of such NRx Third Party Agreement applicable to Alvogen and this Agreement. Otherwise, notwithstanding anything to the contrary in this Agreement, if Alvogen fails to send such required written notice to NRx or otherwise declines a sublicense thereto, the Know-How or Patents subject to any NRx Third Party Agreement shall not be included within the NRx Technology or in any of the licenses and other rights granted to Alvogen and its Affiliates and sublicensees hereunder.

ARTICLE III
DEVELOPMENT / REGULATORY ACTIVITIES

Section 3.1            NRx Responsibilities.

(a)            NRx (itself or, subject to Section 3.3, through its Affiliates or Third Parties) shall use Diligent Efforts to conduct the development activities assigned to NRx for Product in the Territory set forth in the development plan attached hereto as Schedule 3.1(a) (as may be updated by the Executive Steering Committee, the “Development Plan”) and such activities shall be conducted in accordance with applicable cGxP and Applicable Law with the goal of supporting the preparation and filing of an NDA for the Product and obtaining NDA Approval for the Product.

(b)            [*] subject to Section 3.4 and in consultation with the Executive Steering Committee, NRX shall have the right and responsibility, and bear all costs, for all regulatory matters relating to the Product, and NRx shall own all Regulatory Materials and Regulatory Approvals for the Product in the Territory.

(c)            Prior to the Milestone Payment, and to the extent reasonably practicable, NRx will (i) provide notice to Alvogen within three (3) Business Days after becoming aware of all substantive meetings with the FDA or any other Regulatory Authority in the Territory related to a Product, or with as much advance notice as practicable under the circumstances; (ii) permit Alvogen to have up to two representatives attend any such meetings with such Regulatory Authorities (solely as a non-participating observer); and (iii) provide Alvogen with a copy of all substantive Regulatory Materials for any Product proposed to be submitted to the FDA or any other Regulatory Authority in the Territory for Alvogen’s review and comment sufficiently in advance of NRx’s filing or submission thereof; and (iv) consider in good faith whether to incorporate any comments provided by Alvogen in connection therewith.

(d)            Unless otherwise provided in the Development Plan, NRx shall bear all costs and expenses in connection with NRx’s responsibilities under this Section 3.1 and Section 3.2.

Section 3.2            Alvogen Responsibilities.

(a)            Alvogen shall use Diligent Efforts to conduct the development activities assigned to Alvogen for Product in the Territory set forth in the Development Plan and associated timelines and such activities shall be conducted in accordance with applicable cGxP and Applicable Law with the goal of supporting the preparation and filing of an NDA for the Product and obtaining NDA Approval for the Product.

(b)            After the Milestone Payment, Alvogen shall (unless otherwise provided in the Development Plan):

(i)            have the sole right and responsibility, and bear all costs, for all regulatory matters relating to the Product, and Alvogen shall own all Regulatory Materials and Regulatory Approvals for the Product in the Territory. NRx hereby assigns to Alvogen all of its right, title and interest in and to all Regulatory Materials and Regulatory Approvals for the Product in the Territory, and agrees to execute and deliver all documents and instruments reasonably requested by Alvogen to effect, evidence or record the foregoing assignment. Alvogen shall (itself or, subject to Section 3.3, through its Affiliates or Third Parties) use Diligent Efforts to file with the FDA and defend the NDA for Product and obtain NDA Approval for Product with the Initial Label Indication. In connection with the filing and review of such NDA, Alvogen shall apply for and use Diligent Efforts to obtain a waiver (or reduction) with respect to the PDUFA Fee, as provided in 21 U.S.C. 379h(d); provided, however, if despite such Diligent Efforts, the FDA notifies Alvogen that any PDUFA Fee is payable, then the Parties shall share the cost of such PDUFA Fee in accordance with their Pro-Rata Portion. Accordingly, NRx shall remit its share of the PDUFA Fee to Alvogen within ten (10) Business Days of receipt of an invoice therefor from Alvogen

(ii)           be responsible for and use Diligent Efforts to conduct (itself or, subject to Section 3.3(c), through its Affiliates or Third Parties) (A) all Regulatory Commitment Activities and post-marketing surveillance studies and data collection and analysis with respect to Product for the Field in the Territory; (B) all pharmacovigilance activities with respect to Product in the Territory (subject to the PV Agreement); and (C) all medical investigations and evaluations and the reporting of Adverse Drug Responses related to Product in the Territory, in each case (clauses (A) – (C)) as required by the FDA or under Applicable Law (collectively, the “Commitment Activities”);

(iii)          have the exclusive right to control, and shall use Diligent Efforts to conduct, a comprehensive strategy of all medical affairs matters relating to Product in the Territory (the “Territory Medical Affairs Strategy”), including with respect to (i) the preparation of any publication based on data and other information relating to any trial or study with respect to Product in the Territory, or (ii) the planning and implementation of congress participations, medical education programs and key opinion leader or advisory board meetings with respect to Product in the Territory;

(iv)          upon NDA Approval of the Product in the US, use Diligent Efforts to commercialize the Product in the United States, and take such other actions reasonably necessary to maintain the NDA Approval for Product; and

(v)           be responsible for and use Diligent Efforts to conduct studies in accordance with the Development Plan.

(c)            Unless otherwise provided in the Development Plan, Alvogen shall bear all costs and expenses in connection with Alvogen’s responsibilities under this Section 3.2, including the costs and expenses incurred in connection with the Commitment Activities and the Territory Medical Affairs Strategy, provided that NRx shall, at Alvogen’s request, advise Alvogen on the management of any study for use of the Product to treat bipolar depression in patients with SSIB, such advice to be provided at NRx’s cost and expense.

(d)            NRx will provide all required documents in its possession or control, as reasonably specified by Alvogen, at NRx’s cost and expense, for Alvogen to compile and file the NDA with the FDA for the Product. Alvogen may reasonably request that NRx provide any necessary support in connection with the filing and defense of any Regulatory Materials, including with respect to the NDA, for the Product in the Territory, including (i) providing any NRx Technology, materials or other documentation within NRx’s Control necessary for Alvogen to prepare and defend any Regulatory Materials for the Product, or that may otherwise be required by any Regulatory Agency within the Territory, and (ii) making available competent personnel to attend regulatory meetings or join such meetings by teleconference.

(e)            Within and up to 24 months after NDA Approval of the Product in the US, Alvogen will exercise Diligent Efforts to advance the development, sub-licensing and/or Commercialization of the Product in the Field in the Territory outside of the United States; provided that any failure by Alvogen to exercise Diligent Efforts pursuant to this Section 3.2(e) shall not be considered a breach of this Agreement for any purpose hereunder. Should Alvogen not Commercialize the Product in the Field in any given country in the Territory within that 24 month period, upon the written request of NRx specifying such country and Alvogen’s written response agreeing to relinquish the Product License for such country (or if no response is delivered to NRx within thirty (30) days from Alvogen’s receipt of such written request by NRx), the Product License shall immediately be terminated in that country and all rights to the development and Commercialization of the Product in such country shall revert to NRx; provided that Alvogen may reply within thirty (30) days from receipt of NRx’s request that it does not relinquish the Product License in such country solely in the case that Alvogen is continuing to exercise Diligent Efforts to develop and commercialize the Product in such country, and in such case, the Product License shall not terminate; provided, further, that NRx may dispute whether Alvogen is exercising Diligent Efforts in such country pursuant to Section 12.4 and Section 12.5. If the Product License is terminated for a country (the “Terminated License”), then NRx shall pay to Alvogen (i) tiered royalties in the amount of the applicable royalty rates set forth in the table below of the trailing four (4) quarter Net Sales (defined mutatis mutandis for NRx and its Affiliates) resulting from the sale of Product by or on behalf of NRx or its Affiliates in the Field in such country as follows:

Annual Net Sales trailing four quarters	Royalty Rate
Up to $[*]	[*]	%
$[*] and up to $[*]	[*]	%
$[*] and up to $[*]	[*]	%
$[*] and above	[*]	%

provided that, the royalties payable by NRx pursuant to this Section 3.2 for such Product in such country will be reduced by [*] percent ([*]%) [*] ([*]) years after the date that such Product License is terminated in such country; or (ii) [*]% of any and all consideration received by NRx or its Affiliates from licensing any of the rights granted under such Terminated License.

(f)            Right of Set-Off. NRx shall have the right to deduct from any amount due and payable to Alvogen hereunder, undisputed amounts owed by Alvogen to NRx or any NRx Indemnitee hereunder.

Section 3.3            Coordination; Assistance; Subcontracting.

(a)            The Party responsible for conducting a particular activity pursuant to this ARTICLE III (with respect to such activity, the “Responsible Party”) shall keep the other Party (the “Other Party”) reasonably informed as to the Responsible Party’s (and its Affiliates’) planned activities (including written plans with estimated timelines) and progress with respect to such activities (individually and collectively, the “Article III Activities”) through quarterly updates to the Executive Steering Committee.

(b)            The Other Party shall cooperate and provide the Responsible Party with reasonable assistance in connection with the performance by the Responsible Party of its Article III Activities.

(c)            The Responsible Party may subcontract to Affiliates or Third Parties (each, a “Subcontractor”) any portion of its responsibilities with respect to development of Product in the Territory. Each Subcontractor shall enter into a written agreement with the Responsible Party pursuant to which such Subcontractor shall (i) be bound by obligations of confidentiality and non-use with respect to the Confidential Information of the Other Party or otherwise relating to Product at least as protective as the obligations set forth in Section 8.1 through Section 8.3, (ii) be bound by obligations with respect to Intellectual Property sufficient to enable the Responsible Party to comply with the terms and conditions of this Agreement as if the Responsible Party completed any such subcontracted Article III Activity itself, (iii) be required to make representations and warranties with respect to debarment comparable to the representations and warranties made by the Responsible Party under Section 9.2(g), (iv) be obligated to provide notice to the Responsible Party upon becoming the subject of any investigation or debarment proceeding that could lead to such Subcontractor becoming a Debarred Entity or Debarred Individual, and (v) be required to comply with all Applicable Laws, including, if applicable, cGxP. The Responsible Party shall supervise and be responsible under this Agreement for the work of any such Subcontractor. No subcontracting of any obligation or activity under this Agreement shall relieve the Responsible Party of any of its obligations or responsibilities under this Agreement.

(d)            The Responsible Party shall, and shall cause each Subcontractor engaged pursuant to Section 3.3(c) to, maintain complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable, and in compliance with all Applicable Laws) and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done and results achieved with respect to development of Product in the Territory (the “Product Records”). The Responsible Party shall retain all Product Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of the Other Party, the Product Records shall be subject to inspection and audit by and at the expense of the Other Party no more than two times in any Annual Period. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by the Other Party and reasonably acceptable to the Responsible Party. The Other Party shall treat all information received or subject to review under this Section 3.3(d) as Confidential Information of the Responsible Party in accordance with the provisions of ARTICLE VIII. The Other Party shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to the Responsible Party, to maintain such records and information of the Responsible Party in confidence in accordance with ARTICLE VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.

(e)            The Parties shall enter into one or more safety exchange or pharmaco-vigilance agreements (each, a “PV Agreement”) on reasonable and customary terms to ensure compliance with safety reporting requirements of all applicable Regulatory Agencies globally (including in connection with maintaining the NDA Approval for Product) by providing detailed procedures regarding the collection, exchange and management of safety data relating to Product, including but not limited to the establishment and maintenance of a global safety database (which database shall be maintained by Alvogen), Adverse Drug Responses collection and reporting, and maintenance of core safety information. NRx will not have direct access to the global safety database for the Products in the Territory; provided that, Alvogen shall share safety data with NRx periodically (at least every Quarterly Period) and Alvogen will provide to NRx such information from the safety database as NRx may reasonably require to satisfy NRx’s obligations under Applicable Laws. The PV Agreement will set forth each Party’s responsibilities and obligations pertaining to safety data exchange procedures governing the exchange of information affecting the Products (e.g., adverse events, Serious Adverse Events, emerging safety issues) to enable each Party to comply with all Applicable Laws related to the Products. The allocation of responsibilities between the Parties will be governed by the PV Agreement.

Section 3.4            Regulatory Materials.

(a)            Alvogen shall have the sole right to control filing or submission of Regulatory Materials with the FDA with respect to Product including the NDA for Product, subject to Section 3.2 and in consultation with the Executive Steering Committee, and shall be responsible for managing all communications and interactions with the FDA with respect to Product in the Territory. In either case, prior to the filing of any Regulatory Materials (including the NDA) for Product with the FDA, Alvogen shall provide a copy thereof to NRx (through the Executive Steering Committee) for its review and comment. NRx shall have fifteen (15) Business Days from the date it receives a copy of any Regulatory Materials with respect to the Product to provide Alvogen with comments regarding such Regulatory Materials, unless the FDA or Applicable Law requires that such Regulatory Material(s) be filed on a timeline that does not reasonably permit such advanced notice, in which case NRx shall have as much time as is reasonably practicable to provide Alvogen with comments. Alvogen shall consider all such comments in good faith. Alvogen shall, to the extent permitted by Applicable Law and to the extent reasonably practicable, provide NRx with (i) reasonable advanced notice (and in no event less than fifteen (15) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Agency in the Territory that are either scheduled with or initiated by or on behalf of Alvogen or its Affiliates, (ii) an opportunity to have up to two representative attend (solely as a non-participating observer) all substantive meetings with the FDA with respect to Product, and in any case keep NRx informed as to all material interactions with the FDA with respect to Product, and (iii) a copy of any material documents, information and correspondence submitted to or received from the FDA with respect to Product as soon as reasonably practicable.

(b)            To the extent permitted by Applicable Law and necessary or useful to obtain or maintain the NDA Approval (including any supplement thereto) or any Regulatory Approval, or for the filing of any Regulatory Materials, for Product in the Field in the Territory, NRx hereby grants to Alvogen the right to access, reference and use in any filing with respect to the NDA Approval or any other Regulatory Approval for Product in the Field to the FDA or other applicable Regulatory Agency, all (i) Regulatory Materials, and (ii) documents, information and data contained in such filings or approvals, which NRx has used or filed with or produced to the FDA with respect to Product or the NRx Technology. NRx shall submit and file with the FDA or such applicable Regulatory Agency all documents necessary or advisable to grant to Alvogen such rights to such filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the FDA. Alvogen may sublicense the right of access, reference, and use as set forth in this Section 3.4(b) to its sublicensees for the Territory in accordance with Section 2.2.

(c)            To the extent permitted by Applicable Law and necessary or useful to obtain or maintain any marketing or other approval or for the filing of any Regulatory Materials for Product for the development, manufacture, or Commercialization of Product in the Field outside the Territory (solely with respect to such countries in which NRx has the rights to develop, manufacture, have manufactured, or Commercialize Product in the Field pursuant to Section 3.2(e)), Alvogen hereby grants to NRx the right to access, reference and use in filing for such approvals with Regulatory Agencies outside the Territory or for any new products (other than Products or Competing Products) within the Territory in the Field, all (i) Regulatory Materials (including the NDA), (ii) NDA Approval, and (iii) documents, information and data contained in such filings or approvals, which Alvogen has used or filed with or produced to the FDA with respect to Product or the NRx Technology. Alvogen shall submit and file with the applicable Regulatory Agency all documents necessary or advisable to grant to NRx such rights to such materials, filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the applicable Regulatory Agency. NRx may sublicense the right of reference set forth in this Section 3.4(c) to its licensees solely for use in connection with the development, manufacture, or Commercialization of Product outside the Territory (solely with respect to such countries in which NRx has the rights to develop, manufacture, have manufactured, or Commercialize Product pursuant to Section 3.2(e)) or any new products (other than the Product or Competing Products) within the Territory in the Field.

(d)            Each Party disclaims any representation or warranty that any filings, approvals, documents, information or data provided as set forth in this Section 3.4 shall meet the requirements of any particular country, or that such filings, approvals, documents, information or data shall be adequate or usable by the other Party in connection with seeking any marketing authorization for Product in any particular country.

(e)            Each Party (the “Assisting Party”) shall cooperate and provide the other Party with reasonable assistance in connection with the exercise by the other Party of its rights and performance by the other Party of its obligations under this ARTICLE III and, in connection therewith, the Assisting Party shall provide to the other Party all Product dossiers and other information that are in the Assisting Party’s possession or control (in such form as maintained by or on behalf of the Assisting Party in the ordinary course of business, and without obligation to provide any translations) and reasonably requested by the Other Party for purposes of performing such obligations or exercising such rights with respect to the Product, and the other Party shall be entitled to use such dossiers and other information for such purpose.

ARTICLE IV
PAYMENTS

Section 4.1            (RESERVED).

Section 4.2            Support Payment. Alvogen shall pay to NRx a one-time payment in the amount of Ten Million Dollars ($10,000,000) (the “Milestone Payment”), within sixty (60) days of Completion of the Type B Meeting and Successful Read Out of the Phase 2 study, whichever occurs last. The foregoing payment shall only be payable once regardless of the number of times the corresponding events are achieved by a Product.

Section 4.3            Approval Payment. Within ten (10) days of Alvogen’s receipt of a copy of the FDA’s notice of NDA Approval for Product with the Initial Label Indication, Alvogen shall pay to NRx a one-time payment in the amount of Five Million Dollars ($5,0000,000). The foregoing payment shall only be payable once regardless of the number of times the corresponding event is achieved by a Product.

Section 4.4            Bonus Milestones. In further consideration of Alvogen’s rights under this Agreement, Alvogen shall pay to NRx certain one-time milestone payments (the “Bonus Milestone Payments”) in the amounts set forth in the table immediately below, within sixty (60) days of reaching such trailing twelve months Net Sales target:

Trailing four Quarters Net Sales Target		Amount of payment
$	[*]	$	[*]
$	[*]	$	[*]
$	[*]	$	[*]
$	[*]	$	[*]
$	[*]	$	[*]
$	[*]	$	[*]
$	[*]	$	[*]

Each Bonus Milestone Payment shall be paid only once the trailing four (4) quarters Net Sale target in the above table has been reached for any trailing four (4) quarters period. Each Bonus Milestone Payment shall only be payable once regardless of the number of times the corresponding milestone event is achieved by a Product. If the four (4) quarters Net Sales amount falls between two milestone events, only the lower milestone event will have been reached. If more than one milestone target is achieved in any trailing four (4) quarters, then Alvogen shall pay to NRx the applicable Bonus Milestone Payment for each milestone target achieved.

Section 4.5            Royalty. Subject to Section 4.5(c) and Section 4.5(d), commencing on the First Commercial Sale in the Territory and continuing for the Term, Alvogen shall pay to NRx tiered royalties in the amount of the applicable royalty rates set forth in the table below (the “Royalty Rate”) of the trailing four (4) quarter Net Sales (“NRx Royalty”) resulting from the sale of Product by or on behalf of Alvogen or its Affiliates in the Field in the Territory or, solely with respect to the United States, its sublicensees in the Field:

(a)            Subject to Section 4.5(c) and Section 4.5(d), the Royalty Rate for the NRx Royalty shall be as follows:

Annual Net Sales trailing four quarters	Royalty Rate
Up to $[*]	[*]	%
$[*] and up to $[*]	[*]	%
$[*] and up to $[*]	[*]	%
$[*] and above	[*]	%

(b)            Within sixty (60) days following the end of each Quarterly Period following the First Commercial Sale, Alvogen shall pay to NRx all amounts payable pursuant to this Section 4.5 by wire transfer of immediately available funds to the account designated by NRx.

(c)            Subject to Section 4.5(d), If Alvogen sublicenses the Product for Commercialization in any country in the Territory other than the United States, Alvogen shall not pay the NRx Royalty under Section 4.5(a) and instead shall pay to NRx [*]% of any and all consideration received by Alvogen or Affiliates under such sublicense.

(d)            Royalty Deductions.

(i)            Subject to Section 4.5(d)(iii), on a Product-by-Product and country-by-country basis, if during the Term, there is no Valid Claim of an NRx Patent in such country that claims the composition of matter of such Product in such country, then, commencing in the first Quarterly Period after the date on which this Section 4.5(d)(i) applies and during the period of the Term in which no such Valid Claim of an NRx Patent exists, the amounts payable by Alvogen pursuant to this Section 4.5 for such Product in such country will be reduced by [*] percent ([*]%).

(ii)           Subject to Section 4.5(d)(iii), on a Product-by-Product and country-by-country basis, if during the Term, one or more Generic Products with respect to such Product are sold in such country in a given Quarterly Period, then, commencing in the following Quarterly Period, the amounts payable by Alvogen pursuant to this Section 4.5 thereafter for such Product in such country shall be reduced by [*] percent ([*]%) for the remainder of the Term in such country.

(iii)          In no event will the amounts payable to NRx under this Section 4.5 in a given Quarterly Period be reduced to less than [*] percent ([*]%) of the amount that would otherwise be payable to NRx in respect of such royalties in such Quarterly Period as a result of the aggregate reductions permitted pursuant to Section 4.5(d)(i) and Section 4.5(d)(ii). Alvogen may carry forward any such reductions permitted under Section 4.5(d)(i) and Section 4.5(d)(ii) that are accrued in a Quarterly Period but are not applied against amounts owed to NRx in such Quarterly Period as a result of the foregoing floor and apply such amounts against amounts owed to NRx in a subsequent Quarterly Period (subject to the minimum floor set forth in this Section 4.5(d)(iii)).

(iv)          On a Product-by-Product and country-by-country basis, if during the Term, Alvogen obtains a license or other rights under any Patents or Know-How in such country owned or otherwise controlled by a Third Party because Alvogen reasonably believes such Patents or Know-How are necessary to develop, manufacture, have manufactured, or Commercialize such Product in such country (including as a sublicense from NRx under an NRx Third Party Agreement pursuant to Section 2.6(b)) (each, a “Third Party Agreement”), Alvogen will be entitled to deduct: (a) with respect to (i) the United States, or (ii) any other country in which Alvogen or its Affiliates are selling Product, [*]% of the amounts paid to such Third Party pursuant to the terms of such Third Party Agreement to the extent reasonably allocable to such rights in such country from any amounts due to NRx pursuant to this Section 4.5, or (b) with respect to any country (other than the United States) in which Alvogen’s sublicensee (other than a distributor) is selling Product, [*]% of the amounts paid to such Third Party pursuant to the terms of such Third Party Agreement to the extent reasonably allocable to such rights in such country from any amounts due to NRx pursuant to this Section 4.5.

Section 4.6            Reports. With respect to every Quarterly Period for which Alvogen is obligated to make any payments under Section 4.5, Alvogen shall furnish to NRx a written report for such Quarterly Period within thirty (30) days after the end of such Quarterly Period showing in reasonably specific detail:

(a)            the total Gross Sales invoiced for Product sold by all Selling Persons and the calculation of Net Sales for Product during such Quarterly Period, including amounts deducted by category from Gross Sales invoiced to arrive at Net Sales; and

(b)            the total amounts due to NRx under Section 4.5.

Section 4.7            Payment. All payments under this Agreement shall be made in U.S. Dollars by wire unless otherwise agreed in writing. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified, within thirty (30) days after the end of each Quarterly Period, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Quarterly Period. The owing Party will pay any undisputed amounts within thirty (30) days of receipt of such invoice, and any disputed amounts owed by a Party will be paid within thirty (30) days of resolution of the dispute If NRx does not receive payment of any sum due to it under this Agreement on or before the due date, the payment shall accrue interest from the date due at an annual interest rate equal to the then-current one month Term SOFR reported in The Wall Street Journal plus six percent (6.0%) per year, up to the maximum rate allowable by Applicable Law.

Section 4.8            Records; Audit Rights. Alvogen shall, and shall cause other Selling Persons to, maintain complete and accurate books and records, in sufficient detail to confirm the accuracy of payments and costs with respect to payments under this Agreement (the “Product Financial Records”). Alvogen shall retain all Product Financial Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of NRx, the Product Financial Records shall be subject to inspection and audit by and at the expense of NRx no more than two times in any Annual Period, unless for cause. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by NRx and reasonably acceptable to Alvogen. NRx shall treat all information received or subject to review under this Section 4.8 as Confidential Information of Alvogen in accordance with the provisions of ARTICLE VIII. NRx shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to Alvogen, to maintain such records and information of Alvogen in confidence in accordance with ARTICLE VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof. If any such audit reveals that Alvogen has failed to accurately make any payment required under this Agreement, then Alvogen shall promptly pay to NRx any underpaid amounts due under this Agreement, together with interest calculated as set forth in Section 4.7, or NRx shall promptly pay to Alvogen any overpaid amounts paid under this Agreement, as the case may be. If any such audit reveals an underpayment of amounts due under this Agreement greater than five percent (5%) of the amounts actually due for any Annual Period, then Alvogen shall pay the reasonable out-of-pocket costs incurred in conducting such audit.

Section 4.9            Costs. Except as otherwise expressly provided herein, each Party shall bear all costs and expenses of carrying out those activities allocated to it hereunder, including the costs and expenses of its Affiliates and Third Parties acting on its and its Affiliates’ behalf or under their authority.

Section 4.10          Annual Reconciliation and True-up. Certain payments and measurement periods in this Agreement are based on Quarterly Periods, including but not limited to the NRx Royalty. The Parties shall perform a reconciliation of all such amounts at the end of each Annual Period to determine what such amounts would have been if they had been measured on the basis of an Annual Period (with appropriate adjustments or consolidation of related caps, threshold amounts, and other calculations). If the amount of any such payments that would have been made under this Agreement for such Annual Period would have been different than the payments calculated for the corresponding Quarterly Periods, then the Parties shall adjust the payments in the last Quarterly Period to eliminate such difference. The Parties, through the Executive Steering Committee, shall establish a mechanism and timing to facilitate such reconciliation.

Section 4.11          Right of Set-Off. Alvogen shall have the right to deduct from any amount due and payable to NRx hereunder, undisputed amounts owed by NRx to Alvogen or any Alvogen Indemnitee hereunder.

ARTICLE V
MANUFACTURE OF PRODUCT; SALES AND MARKETING

Section 5.1            Manufacturing Responsibility.

(a)            Until completion of a successful manufacturing technology transfer to Alvogen hereunder (the “Supply Term”), NRx shall be responsible for and control the manufacturing of Product (and components thereof including Drug Substance and any assembly and packaging of finished Products (“Drug Product”)), for qualification of the components required for the manufacture of such Product and preparing, filing and obtaining all related and necessary Registrations (with the exception of the NDA, which is addressed in Section 3.2) necessary for such manufacture for all purposes under this Agreement, including for development and Commercialization, in the Territory. As soon as reasonably practicable after the Effective Date, the Parties will negotiate in good faith and enter into a clinical supply agreement (and a related quality agreement) on reasonable and customary terms, in which NRx will supply Alvogen Drug Substance and, if requested by Alvogen, Drug Product, without any markup to the future supply price from Alcami. For clarity, if the cost of the Product is $1,000 USD per unit, NRx shall invoice Alvogen for $1,000 per unit, without any markup. During the Supply Term, pursuant to the terms of the clinical supply agreement, NRx will manufacture and supply, through Alcami, Alvogen’s and its Related Parties’ clinical requirements of Drug Substance and, if applicable, Drug Product for Alvogen’s and its Related Parties’ development activities under this Agreement.

(b)            Prior to initiation of the first Phase 3 Study for a Product, the Parties will negotiate in good faith and enter into a commercial supply agreement (and a related quality agreement) on reasonable and customary terms, in which NRx will supply Alvogen Drug Substance and, if requested by Alvogen, Drug Product, without any markup to the future supply price from Alcami. For clarity, if the cost of the Product is $1,000 USD per unit, NRx shall invoice Alvogen for $1,000 per unit, without any markup. During the Supply Term, pursuant to the terms of the commercial supply agreement, NRx will manufacture and supply, through Alcami, Alvogen’s and its Related Parties’ commercial requirements of Drug Substance and, if applicable, Drug Product for Alvogen’s and its Related Parties’ commercial activities under this Agreement.

(c)            At any time during the Term after NDA Approval, Alvogen may elect to manufacture, fill and package Product itself or engage one or more Third Parties to manufacture, fill or package Product on its behalf (each, a “Third Party Supplier”); however, such engagement (other than with respect to Third Parties previously engaged by NRx for such purpose) shall be subject to the prior approval of NRx, not to be unreasonably withheld conditioned or delayed; provided, however, that if NRx fails to respond to Alvogen’s request for approval within twenty (20) days of receipt of such request, then such approval shall be considered granted upon the expiration of such twenty (20)-day period. Alvogen may request in writing that the Parties negotiate in good faith for a period of one hundred eighty (180) days following such request (as such period may be extended by written agreement of the Parties) to establish a written manufacturing technology transfer plan. Such manufacturing technology transfer plan would (a) provide for the transfer from NRx or NRx’s Third Party contract manufacturer to, as mutually agreed by the Parties, either (i) a second source supplier of NRx, (ii) Alvogen, or (iii) Alvogen’s designated Third Party Supplier, copies or samples of all NRx Technology that is necessary or reasonably useful to enable the manufacture of the Product”), (b) provide that NRx or NRx’s Third Party contract manufacturer will provide copies of relevant documentation, samples of Drug Substance, and copies of other embodiments of such NRx Technology (including data within reports, notebooks, and electronic files), and (c) provide that NRx will make available its qualified technical personnel on a reasonable basis and as more specifically specified therein to consult with Alvogen with respect to such NRx Technology. Promptly after the manufacturing technology transfer plan is agreed to by the Parties, and in any event no later than sixty (60) days thereafter, NRx will work with Alvogen to complete the transfer of the NRx Technology and other activities set forth in the manufacturing technology transfer plan on the timelines set forth therein.  At the request of Alvogen, NRx shall cooperate with and reasonably assist Alvogen to negotiate and enter into commercial supply agreements with any of NRx’s existing Third Party suppliers or to assume such agreements.

Section 5.2            (RESERVED)

Section 5.3            Product Packaging and Labeling. Subject to Section 6.1, Alvogen shall control the content and type of packaging (and any changes or supplements thereto) for Product in the Territory upon approval. Alvogen agrees to maintain the current supply line through Alcami, including packaging established for the ongoing clinical studies through commercial launch, after which Alvogen may change manufacturers/suppliers at its sole discretion.

Section 5.4            Product Documentation. Subject to Section 6.1, Alvogen shall control the content and type of, and procurement of, at its own expense, all Product Documentation (and any changes or supplements thereto) for Product in the Territory.

Section 5.5            Product Recalls. Alvogen shall have the exclusive right to control, and shall be responsible for, any recall of Product in the Territory. Any costs and expenses related to such recall shall be allocated in accordance with ARTICLE XI.

Section 5.6            Product Pricing and Promotion; Agency Contacts.

(a)            Subject to Section 6.1, Alvogen shall, at its sole expense, have the exclusive right to control, and shall be responsible for, the advertising, marketing, promotion (including preparing and distributing Product Documentation), sales prices and pricing, promotional and marketing strategies and terms of sale for Product in the Territory. Alvogen shall be the contact for review and discussion of all Product Documentation for Product with the applicable Governmental Authorities in the Territory.

(b)            If Alvogen or any of its Affiliates sells Product to a Third Party to whom it also sells or otherwise provides other products or services (which are not Bundled Products), Alvogen and its Affiliates shall not shift, allocate, price, discount or otherwise weigh payments received in any such transaction or any combination of transactions, with the purpose of reducing or disadvantaging the Net Sales of Product in favor of any other product, service or consideration in order to reduce the payments owed by Alvogen to NRx hereunder.

Section 5.7            Sales and Marketing. After NDA Approval, Alvogen shall use its Diligent Efforts (including with respect to the timing of the launch of Product) to Commercialize Product in the Territory.

ARTICLE VI
PRODUCT TRADEMARK; INTELLECTUAL PROPERTY LITIGATION

Section 6.1            Product Trademarks.

(a)            Subject to the terms and conditions of this Agreement, NRx hereby grants to Alvogen an exclusive, transferable (solely in accordance with and subject to Section 12.7), sublicensable (solely in accordance with and subject to Section 2.2) license to use the Product Trademark solely for Commercialization of Product in the Territory during the Term (the “Trademark License”). To the extent that Alvogen obtains any right in the Product Trademark (including any goodwill associated therewith), Alvogen hereby assigns the same to NRx.

(b)            Alvogen shall Commercialize Product in the Territory under the Product Trademark or other Trademark, provided that Alvogen shall otherwise have the sole right to select the trade dress, style of packaging, labeling and the like (the “Commercial Presentation”) used in connection with the Commercialization of Product in the Territory, including promotional or advertising taglines solely to the extent that such Commercial Presentation does not denigrate, dilute or otherwise adversely affect the Product Trademark or the goodwill associated therewith. The Commercialization of Product in the Territory under any Trademark other than the then-existing Product Trademark (or any Trademark specific to Alvogen or its Affiliate) shall be subject to the prior written consent of NRx, not to be unreasonably withheld, delayed or conditioned. If NRx so consents, any such other trademark under which Product is Commercialized in the Territory, including all goodwill associated therewith, shall collectively be within the Product Trademark and NRx shall be the exclusive owner of each Product Trademark and shall be licensed to Alvogen pursuant to Section 6.1(a). NRx shall register and renew, at its expense, each such Product Trademark in the Territory.

(c)            Alvogen shall fully comply with all reasonable guidelines, if any, communicated in writing by NRx concerning the use of the Product Trademark. Alvogen shall not challenge or assist others to challenge the Product Trademark (except to the extent such restriction is expressly prohibited by Applicable Law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of NRx. Alvogen shall not knowingly engage in any activity that would adversely affect the name, reputation or goodwill of NRx or the Product. Except as set forth in this Section 6.1, nothing contained in this Agreement shall grant or shall be deemed to grant to Alvogen any right, title or interest in or to the Product Trademark. Upon termination of this Agreement, subject to Alvogen’s right to sell any inventory of the Product intended for Commercialization in the Territory existing as of such date of termination during the Commercialization Wind-Down Period pursuant to Section 10.3(c), Alvogen shall immediately cease to use the Product Trademark.

Section 6.2            Ownership of Product Inventions. Subject to the NDA Technology Assignment, all right, title and interest in and to: (a) all inventions and Know-How, including all Intellectual Property rights in the foregoing, made, conceived, reduced to practice or otherwise generated by or on behalf of a Party or its Affiliates, or jointly by or on behalf of the Parties or their Affiliates, in connection with this Agreement including Alvogen’s manufacture and supply of Product (collectively, “Product Inventions”) shall be solely owned by NRx. Subject to the NDA Technology Assignment, Alvogen hereby assigns to NRx all of its right, title and interest in and to all Product Inventions (including related Patents and Know-How) and agrees to execute and deliver all documents and instruments reasonably requested by NRx to effect, evidence or record the foregoing assignment. Upon payment of the Milestone Payment, (i) Alvogen shall own all Know-How (excluding any Know-How conceived, reduced to practice or otherwise generated by or on behalf of NRx or its Affiliates outside of the scope of this Agreement) with respect to the clinical trials (except for any CMC data and know-how) underlying or contained in the NDA Approval for the Product (“NDA Know-How”), including any Patents that cover or otherwise claim any NDA Know-How but excluding NRx Patents as of the Effective Date (“NDA Patents” and collectively with NDA Know-How, “NDA Technology”) and (ii) NRx hereby assigns to Alvogen all of its right, title and interest in and to all NDA Technology and agrees to execute and deliver all documents and instruments reasonably requested by Alvogen to effect, evidence or record the foregoing assignment (the “NDA Technology Assignment”). Each Party shall promptly disclose to the other Party all Product Inventions made, conceived, reduced to practice or otherwise generated by or on behalf of such Party or its Affiliates or (sub)licensees, solely or jointly, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Product Inventions. Each Party shall maintain valid and enforceable agreements with all persons and entities acting by or on behalf of such Party or its Affiliates under this Agreement which require such Persons to assign to such Party their entire right, title and interest in and to all Product Inventions made by such Person in connection with their activities under this Agreement.

Section 6.3            Patent Prosecution and Maintenance of Product Inventions.

(a)            NRx shall have the first right to Prosecute and Maintain all NRx Patents and Patents claiming Product Inventions, at its own cost and expense, in the Territory. Alvogen shall cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of such Patents, including those filed, prosecuted and maintained under this Section 6.3, and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents. Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to enable NRx to apply for and to prosecute such Patents in any country or under any patent convention in the Territory; and (ii) promptly informing NRx of any matters coming to Alvogen’s attention that may affect the preparation, filing, prosecution, or maintenance of any such Patent and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents. NRx shall consult with Alvogen and keep Alvogen reasonably informed of the status of such Patents in the Territory and shall promptly provide Alvogen with all material correspondence received from the U.S. Patent and Trademark Office (the “PTO”) in connection therewith. In addition, NRx shall promptly provide Alvogen with drafts of all proposed material filings and correspondence to the PTO with respect to such Patents for Alvogen’s review and comment prior to the submission of such proposed filings and correspondence. NRx shall consider in good faith any comments provided by Alvogen in a timely manner, prior to submitting such filings and correspondence to the PTO. If NRx decides to discontinue the Prosecution or Maintenance of any such Patent, it shall notify Alvogen of such decision, and the Parties will meet to discuss any such decision by NRx. Thereafter, Alvogen shall have the right, but not the obligation, to Prosecute and Maintain such Patent at its own cost and expense. If Alvogen decides to Prosecute and Maintain such Patent, it shall consider in good faith any comments provided by NRx in a timely manner, prior to submitting such filings and correspondence to the PTO.

(b)            Alvogen acknowledges the highly proprietary and confidential nature of unpublished patent applications and related information and without limiting the provisions of ARTICLE VIII agrees to limit the access to any such applications and information received from NRx hereunder to those who need such access for the purposes of this Section 6.3 and limit the use thereof solely to the purposes of this Section 6.3. Without limiting the foregoing, any disclosures made pursuant to this Section 6.3 will be structured in a manner so as to provide reasonable access to the applicable information while limiting the risk of adversely affecting the patentability of the subject matter disclosed.

(c)            Alvogen shall have the first right to Prosecute and Maintain all NDA Patents, at its own cost and expense, in the Territory. NRx shall cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of such Patents, including those filed, prosecuted and maintained under this Section 6.3, and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents. Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to enable Alvogen to apply for and to prosecute such Patents in any country or under any patent convention in the Territory; and (ii) promptly informing Alvogen of any matters coming to NRx’s attention that may affect the preparation, filing, prosecution, or maintenance of any such Patent and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents. Alvogen shall consult with NRx and keep NRx reasonably informed of the status of such Patents in the Territory and shall promptly provide NRx with all material correspondence received from the PTO in connection therewith. In addition, Alvogen shall promptly provide NRx with drafts of all proposed material filings and correspondence to the PTO with respect to such Patents for NRx’s review and comment prior to the submission of such proposed filings and correspondence. Alvogen shall consider in good faith any comments provided by NRx in a timely manner, prior to submitting such filings and correspondence to the PTO. If Alvogen decides to discontinue the Prosecution or Maintenance of any such Patent, it shall notify NRx of such decision, and the Parties will meet to discuss any such decision by Alvogen. Thereafter, NRx shall have the right, but not the obligation, to Prosecute and Maintain such Patent at its own cost and expense. If NRx decides to Prosecute and Maintain such Patent, it shall consider in good faith any comments provided by Alvogen in a timely manner, prior to submitting such filings and correspondence to the PTO.

Section 6.4            Third Party Actions.

(a)            In the event that any Third Party commences any Action against either Party or any of such Party’s Affiliates alleging that the Product (including the use or the manufacture of Product) infringes any Intellectual Property of such Third Party in the Territory (a “Third Party Action”), the Party against whom such Action is commenced shall provide the other Party prompt written notice thereof. Alvogen shall have the sole right and responsibility to control the defense of a Third Party Action with respect to the development, manufacture or Commercialization of Product in the Field (including the right to seek any license from such Third Party, or enter into any settlement or compromise or consent to any judgment with respect thereto (with the fees, costs and expenses of any such license, settlement or compromise, or consent to judgement shared in accordance with each Party’s Pro-Rata Portion). If NRx or its Affiliate is a defendant, then NRx or its Affiliate shall have the right to participate with counsel of its selection (at its cost and expense) and Alvogen shall use counsel reasonably acceptable to NRx (and the Parties shall share the fees, cost and expense the defense of such Third Party Action in accordance with each Party’s Pro-Rata Portion), and Alvogen shall continue to control and defend such Third Party Action until final judgment or settlement in such Third Party Action.

(b)            NRx shall provide cooperation and assistance reasonably requested by Alvogen in connection with any such Third Party Action, including (i) providing Alvogen with detailed responses to its inquiries, and (ii) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court.

(c)            In the event that, in the reasonable judgment of Alvogen (after consultation with NRx), a Third Party is likely to commence an Action against either Party or any of such Party’s Affiliates alleging that the Product (including the use or the manufacture of Product) infringes any Intellectual Property of such Third Party in the Territory, then Alvogen shall have the sole right and responsibility to conduct inter partes actions, conduct post-grant proceedings before the PTO or seek a declaratory judgment in respect of any Patent that may be asserted against the Product, and the Parties shall share the fees, cost and expense of such actions in accordance with each Party’s Pro-Rata Portion.

(d)            NRx shall not be required to pay its share of fees, costs and expenses to Alvogen under this Section 6.4 until NRx has received an aggregate amount of [*] Dollars ($[*]) under this Agreement, subject to Alvogen’s right to set-off against NRx’s share of such fees, costs and expenses pursuant to Section 4.11. For clarity, NRx shall reimburse 100% of its share of such fees, costs and expenses under this Section 6.4 even though its obligation to make such payment is delayed until it has received an aggregate amount of [*] Dollars ($[*]) under this Agreement.

Section 6.5            Enforcement Actions.

(a)            Each Party shall promptly give the other Party written notice (each, an “Infringement Notice”) of any actual or suspected infringement, misappropriation or other violation by a Third Party of the NRx Technology, NDA Technology or any Patents claiming Product Inventions in the Territory (“Infringing Activity”) that come to such Party’s or any of its Affiliates’ attention, as well as the identity of such Third Party and any evidence of such Infringing Activity within such Party’s or any of its Affiliates’ custody or control that such Party or any of its Affiliates is reasonably able to provide.

(b)            Alvogen shall have the first right, but not the obligation, at its sole cost and expense, subject to Section 6.5(e), to take any action in response to Infringing Activity arising from the development, manufacture and/or Commercialization of a Competing Product in the Field in the Territory (each, an “Enforcement Action”) and to enter into or permit the settlement of such Enforcement Action; provided that Alvogen shall provide prompt written notice of any Enforcement Action to NRx, permit NRx (subject to the Common Interest Agreement) to review and comment on such Enforcement Action and give reasonable consideration to any comments made by NRx in relation to such Enforcement Action. If required by Applicable Law and to the extent Alvogen does not have standing, NRx shall permit, and shall take all actions reasonably necessary to enable, an Enforcement Action to be brought in its name and, subject to the provisions of the Glytech License Agreement and the Herzog License Agreement, as applicable, in the name of Glytech and/or Herzog, including being joined as a necessary party, at Alvogen’s sole cost and expense (other than any counsel selected separately to represent NRx, Glytech and/or Herzog, each as applicable). Alvogen may not enter into any settlement or consent to any judgment with respect to any Enforcement Action without the prior written consent of NRx, such consent not to be unreasonably withheld, conditioned or delayed. Alvogen shall provide NRx with drafts of all material papers to be filed with the court and shall consider in good faith all reasonable comments thereto timely provided by NRx before filing such papers. NRx shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(c)            If Alvogen does not institute an Enforcement Action against the Infringing Activity within three (3) months from the date of the Infringement Notice, NRx shall have the right, but not the obligation, at NRx’s sole cost and expense, to bring the Enforcement Action and, if NRx has not commenced negotiations with the infringer for the discontinuance of said Infringing Activity within ninety (90) days after becoming aware of such infringement, subject to the provisions of the Herzog License Agreement, if such Enforcement Action is with respect to the Herzog Technology, Herzog shall have the right, but not the obligation, at NRx’s sole cost and expense, to bring the Enforcement Action; provided that NRx shall provide prompt written notice of any such Enforcement Action to Alvogen, permit Alvogen (subject to the Common Interest Agreement) to review and comment on strategic decisions and material pleadings and communications regarding such Enforcement Action and give reasonable consideration to any comments made by Alvogen in relation to such Enforcement Action. In such case and if required by Applicable Law and to the extent NRx does not have standing, Alvogen shall permit, and shall take all actions reasonably necessary to enable, an Enforcement Action to be brought in its name, including being joined as a necessary party, at Alvogen’s sole cost and expense. NRx may not enter into any settlement or consent to any judgment with respect to, any such Enforcement Action without the prior written consent of Alvogen, not to be unreasonably withheld, delayed or conditioned. NRx shall provide Alvogen with drafts of all material papers to be filed with the court and shall consider in good faith all reasonable comments thereto timely provided by Alvogen before filing such papers. Alvogen shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(d)            In any Enforcement Action instituted by either NRx or Alvogen to enforce the NRx Technology as provided herein above, the other Party (the “Cooperating Party”) shall, at the reasonable request of the Party initiating such Enforcement Action (the “Enforcing Party”), cooperate and provide reasonable assistance to the Enforcing Party, including (i) providing the Enforcing Party with documents (whether in written, electronic or other form) related to the NRx Technology in the Territory, (ii) identifying and describing any Intellectual Property that has been incorporated into the NRx Technology in the Territory by the Cooperating Party, (iii) allowing inspection, whether court-ordered or otherwise, of any facility owned, operated or controlled by the Cooperating Party in the Territory, and (iv) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that the Enforcing Party reasonably requests. To the extent that the cooperation or assistance requested results in external costs being incurred by the Cooperating Party, then the Enforcing Party shall be responsible for the payment of all reasonably incurred external expenses.

(e)            If any Enforcement Action or other Action is brought as a consequence of a Paragraph IV filing, Alvogen shall be responsible for management of such Enforcement Action or other Action and associated expenses, costs and attorneys’ fees will be shared in accordance with each Party’s Pro-Rata Portion; provided, however, that NRx shall not be required to pay its share of such fees, costs and expenses to Alvogen until NRx has received an aggregate amount of [*] Dollars ($[*]) under this Agreement, subject to Alvogen’s right to set-off against NRx’s share of such fees, costs and expenses pursuant to Section 4.11. For clarity, NRx shall reimburse 100% of its share of such fees, costs and expenses even though its obligation to make such payment is delayed until it has received an aggregate amount of [*] Dollars ($[*]) under this Agreement.

Section 6.6            Patent Extensions; Orange Book Listings; Patent Certifications. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in Territory with respect to the Product becomes available, upon NDA Approval for the Product, NRx and Alvogen shall mutually agree on the determination of which issued Patent to extend for the Product, and Alvogen shall take such reasonable actions as are necessary to effectuate or assist in such extension.

(a)            With respect to regulatory exclusivity periods, Alvogen or its Affiliate shall be responsible for seeking and maintaining all such regulatory exclusivity periods that may be available for the Product in the Territory, subject to approval of NRx, such approval not to be unreasonably withheld, delayed or conditioned. Alvogen or its Affiliate shall make all filings necessary to list the appropriate exclusivity periods and NRx Patents, if any, in the Orange Book with respect to the Product, and the Parties shall mutually agree on which NRx Patents, if any, to list in the Orange Book with respect to the Product.

(b)            NRx and Alvogen shall each notify and provide the other Party with copies of any notice of a Paragraph IV (including any associated documents) by a Third Party filing an ANDA or an NDA, or any other similar patent certification by a Third Party in the Territory, in each such case referencing Product. Such notification and copies will be provided to the other Party promptly (but no later than within five (5) Business Days) after receipt of such notification and will be sent to the address set forth in Section 12.2.

Section 6.7            Reimbursement Requirements. To the extent that any Party would be required pursuant to this ARTICLE VI to reimburse or pay the other Party for any costs or expenses incurred by such other Party, such obligation shall be subject to submission by such other Party of reasonable documentation with respect thereto. To the extent that either Party would be entitled to be reimbursed for, or otherwise have paid, any costs or expenses incurred by such Party, such costs and expenses shall only be reimbursed or paid to the extent reasonably incurred by such Party and submitted for reimbursement or payment pursuant to an invoice, which shall be payable in accordance with Section 4.7.

Section 6.8            Recovered Amounts. Any monetary damages, court-ordered Third Party costs, settlements, royalties or other recovery received from any Third Party resulting from, arising out of or relating to any Enforcement Action, after reimbursement of each Party’s costs and expenses with respect to such Enforcement Action (which reimbursement will be on a pro rata basis to the extent such costs and expenses exceed such recovered amount), and shall thereafter be (a) with respect to any Enforcement Action brought by Alvogen under Section 6.5(b), treated as Net Sales and shared with NRx as royalties pursuant to Section 4.5, and (b) with respect to any Enforcement Action brought by NRx pursuant to its step-in rights under Section 6.5(c), shared equally (50:50) by Alvogen and NRx.

Section 6.9            Common Interest Agreement. The Parties shall promptly enter into a common interest agreement (“Common Interest Agreement”) after the Effective Date.

Section 6.10            Patent Marking. Alvogen shall mark (or cause to be marked) Product Commercialized in the Territory with appropriate NRx Patent numbers or indicia as provided in 35 U.S.C 287(a).

ARTICLE VII
EXECUTIVE STEERING COMMITTEE

Section 7.1            Formation and Purpose. In order to oversee, review and coordinate the activities of the Parties under this Agreement, NRx and Alvogen will form an executive steering committee upon the Effective Date (the “Executive Steering Committee”). The Executive Steering Committee shall, in accordance with the procedures set forth in Section 7.4, (a) review, comment on, and approve any updates, modifications or amendments to the Development Plan, (b) review, comment on, and approve any material research and development (including pre-clinical and clinical trial activities and statistical design) activities of Product in the Field in the Territory, (c) review, comment on, and approve any regulatory affairs, regulatory strategy, or regulatory activities with respect to Product in the Field in the Territory, including filing the NDA with the FDA, (d) review and comment on Commercialization of Product in the Field in the Territory, (e) review and comment on the creation and implementation of strategies related to the NRx Patents and Patents of Third Parties, in each case with respect to the Prosecution and Maintenance of Patents claiming Product Inventions and the enforcement thereof, development (including obtaining NDA Approval) and Commercialization of Product in the Territory (collectively, “IP Strategy”), (f) serve as a forum for discussion of matters relating to the development, manufacturing and Commercialization of Product in the Territory, (g) establish one or more working committees and subcommittees as may be established by mutual consent of NRx and Alvogen (each, a “Working Committee”), and (h) perform such other duties as are specifically assigned to the Executive Steering Committee in this Agreement. The Executive Steering Committee shall be the primary forum for NRx and Alvogen to communicate with one another regarding the plans for, and progress of, the development and Commercialization of Product in the Territory.

Section 7.2            Membership. The Executive Steering Committee shall consist of five (5) employees of Alvogen (or its Affiliate) appointed by Alvogen and five (5) representatives of NRx appointed by NRx, with at least one member for each Party from each of the following disciplines: (1) research and development; (2) regulatory affairs; (3) clinical; (4) manufacturing/CMC/API; and (5) Commercial. Unless otherwise agreed by the Parties, the Executive Steering Committee and each Working Committee shall have at least one (1) member with relevant decision-making authority from each Party such that such committee is able to effectuate all of its decisions within the scope of its responsibilities. Each Party shall ensure that each of its members of the Executive Steering Committee shall be subject to the obligations of non-use and non-disclosure of Confidential Information set forth in ARTICLE VIII.

Section 7.3            Meeting Requirements. The Executive Steering Committee shall meet on a quarterly basis (or more or less frequently if NRx and Alvogen mutually agree) during the Term, and shall hold its first meeting within thirty (30) days after the Effective Date. The Executive Steering Committee may meet by phone, videoconference or in person. Each meeting shall be held on a date to be agreed upon by NRx and Alvogen. Notwithstanding the foregoing, meetings may be called at any time if requested by either Party by prior written notice, including the proposed agenda of the meeting, sent to the other Party at least two (2) weeks in advance; provided that if a meeting is requested to be convened urgently pursuant to this Agreement, NRx and Alvogen shall convene such meeting as promptly as is practicable. At least one (1) member designated by Alvogen and one (1) member designated by NRx shall be required to be present at or participating in the meeting in order to establish a quorum for such meeting. Each Party shall be able to invite a reasonable number of observers (who may include consultants and experts) to each Executive Steering Committee; provided that each such individual is subject to confidentiality obligations consistent with the provisions of Sections 8.1, 8.2 and 8.3.

Section 7.4            Decision-Making; Dispute Resolution.

(a)            The Executive Steering Committee shall have a single chairperson who shall (i) solicit agenda items from the other Executive Steering Committee members, coordinate and prepare the agenda (which shall include any agenda items reasonably proposed by Executive Steering Committee members from the other Party), provide the agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting and ensure the orderly conduct of the Executive Steering Committee’s meetings, (ii) attend (subject to the below) each meeting of the Executive Steering Committee, and (iii) prepare and issue minutes of each meeting (which shall accurately reflect the discussions and decisions of the Executive Steering Committee at such meeting) in accordance with Section 7.5. Such minutes from each Executive Steering Committee meeting shall not be finalized until the Executive Steering Committee members from the other Party have reviewed and confirmed the accuracy of such minutes as described in Section 7.5 and if not previously confirmed, such matter shall be the first order of business at the next Executive Steering Committee meeting. The Party appointing the chairperson shall alternate between NRx and Alvogen every calendar year, and shall initially be designated by Alvogen. In the event the chairperson or another member of the Executive Steering Committee from either Party is unable to attend or participate in any meeting of the Executive Steering Committee, the Party who appointed such Executive Steering Committee chairperson or member may appoint a substitute chairperson or other member for that meeting. All decisions of the Executive Steering Committee and any Working Committee shall be made by consensus, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of the Executive Steering Committee or a Working Committee hereunder. In the event a Working Committee fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be referred to the Executive Steering Committee for resolution.

(b)            If the Executive Steering Committee is unable to reach a decision as to any matter within its authority (including any matter expressly required to be resolved by the Executive Steering Committee pursuant to this Agreement) after a period of ten (10) Business Days, then either NRx or Alvogen may provide written notice of such dispute to the President or Chief Executive Officer of the other Party and such matter shall be resolved as set forth below. The Chief Executive Officers (or their respective designees, who shall be senior officer of NRx and Alvogen, but shall not be members of the Executive Steering Committee) of each of NRx and Alvogen shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Executive Officers or their designees within thirty (30) days after submission of such dispute to such officers, then:

(i)            the Chief Executive Officer of NRx shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all disputed matters related to (A) the NRx Technology and the Prosecution and Maintenance of Patents claiming Product Inventions and the enforcement thereof (except for matters that Alvogen has the right to control pursuant to Section 6.5), (B)  prior to the Milestone Payment, the content of proposed publications or presentations under Section 8.8, and (C) the existence of Safety Reasons under Section 10.2(a)(i)(2).

(ii)            the Chief Executive Officer of Alvogen shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to (A) IP Strategy (other than as referenced in Section 7.4(b)(i)(A)), (B) after the Milestone Payment, the content of proposed publications or presentations under Section 8.8, (C) regulatory affairs, strategies and activities with respect to Product in the Territory (including communications and filings with the FDA and the content of the NDA and other Regulatory Materials)), (D) the Development Plan, and the conduct of development and regulatory activities with respect to Product in the Territory, (D) the manufacture and Commercialization of Product in the Territory, and (F) the existence of Safety Reasons under or Section 10.2(b)(iii).

Section 7.5            Meeting Minutes. The Parties shall reasonably cooperate to finalize the definitive minutes of the Executive Steering Committee no later than thirty (30) days after the meeting to which the minutes pertain, as follows: (a) the chairperson of the Executive Steering Committee shall be responsible for preparing and sending a draft of the minutes to the other Party’s members, and shall furnish such draft within ten (10) days of such meeting, (b) the other Party’s members shall have ten (10) days after receiving the draft minutes to collect comments and to discuss any modifications thereof, and (c) within the following ten (10) days any disputes as to the minutes shall be resolved between the Parties and the final version of the minutes shall be issued by the Party appointing the chairperson which shall be subject to approval by Alvogen and NRx by signing and dating the minutes or unanimous approval of the Executive Steering Committee at its next meeting. The minutes shall include a list of any actions, decisions or determinations approved by the Executive Steering Committee and a list of any issues yet to be resolved. In addition, the minutes shall set forth the place and date where the next meeting shall be held.

Section 7.6            Expenses. Each of NRx and Alvogen shall be responsible for the expenses of the participation of its members in the Executive Steering Committee and any Working Committees, including travel costs.

Section 7.7            Working Committees. Each Working Committee shall (a) be comprised as the Executive Steering Committee determines is necessary to fulfill its responsibilities (it being understood that a particular Working Committee may not necessarily have the same number of members from each Party), and (b) report into and be subordinate to the Executive Steering Committee. A Working Committee shall only have the authority expressly delegated to such Working Committee by the Executive Steering Committee. Each Working Committee shall keep the Executive Steering Committee regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the Executive Steering Committee to fulfill its responsibilities with respect thereto.

Section 7.8            Committee Authority. Notwithstanding the creation of the Executive Steering Committee and any Working Committee, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. Neither the Executive Steering Committee nor any Working Committee shall have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of the Executive Steering Committee or any such Working Committee, as applicable, shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the Executive Steering Committee and any Working Committee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the Executive Steering Committee and any such Working Committee, as applicable.

Section 7.9            Day-to-Day Responsibilities. Each Party shall be responsible for day-to-day implementation and operation of the activities under this Agreement for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms and conditions of this Agreement, the decisions of the Executive Steering Committee or any Working Committee within the scope of its authority specified herein or Applicable Law. In the event that NRx renders such a binding decision, NRx shall provide Alvogen with written notice of the decision within thirty (30) days, including a description, in reasonable detail, of NRx’s reasoning in support of the decision.

Section 7.10            Cooperation; Withdrawal.

(a)            A Party that is obligated to cooperate with the other Party hereunder (i) may consider all relevant factors including its other then-current obligations and resource commitments when determining whether the cooperation activities are reasonable, and (ii) shall not be obligated to obtain any additional resources (including hire any personnel) to accomplish its cooperation hereunder. Such Party’s obligation to cooperate in a particular activity shall not alleviate the other Party’s obligation to perform the underlying activity.

(b)            At any time after proper delivery of the Transfer Notice, and for any reason, NRx shall have the right to withdraw from participation in the Executive Steering Committee or any or all of the Working Committees upon notice to Alvogen referencing this Section 7.10(b), which notice shall be effective immediately upon receipt. Thereafter, (i) any information, documents or reports that a Party is otherwise required to provide to the Executive Steering Committee pursuant to this Agreement shall be provided directly to the other Party, and (ii) any matters delegated to the Executive Steering Committee pursuant to this Agreement shall be made by mutual written agreement of the Parties, subject to the dispute resolution and final decision-making provisions of Section 7.4(b). For purposes of clarification, NRx’s withdrawal from the Executive Steering Committee or any Working Committee shall not affect any other obligation or responsibility of NRx set forth in this Agreement.

ARTICLE VIII
CONFIDENTIALITY; TAXES; NONSOLICITATION; PUBLICATIONS

Section 8.1            Confidentiality. Each of NRx and Alvogen acknowledges that, in the course of discussions and negotiations and performing its obligations hereunder, (a) it has received or may receive information from the other Party and (b) the other Party may disclose to it information, data and processes that such other Party wishes to protect from use by and disclosure to Third Parties (all information described in clauses (a) and (b), unless subject to the Confidentiality Exceptions, “Confidential Information”). Each Party shall retain in confidence all Confidential Information of the other Party and (except as expressly provided herein) shall not (i) use Confidential Information of such other Party for any purpose other than the purposes indicated herein and in connection with the performance of this Agreement or (ii) disclose such Confidential Information to a Third Party other than its Agents without the written consent of such other Party. Confidential Information shall not include information that: (A) is or becomes public knowledge (through no fault of the receiving Party or its Agents); (B) is made lawfully available to the receiving Party, other than under an obligation of confidentiality, by a Third Party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (C) is already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be reasonably demonstrated by competent evidence by the receiving Party) other than as a result of disclosure by a Third Party that, to the actual knowledge of the receiving Party, was under a duty of confidentiality to the disclosing Party with respect to such information; or (D) is independently developed by the receiving Party or its Affiliates without the use of or reference to Confidential Information of the other Party (and such independent development can be reasonably demonstrated by competent evidence prepared by the receiving Party) ((A) – (D), collectively, the “Confidentiality Exceptions”). Notwithstanding the foregoing, a receiving Party may use and disclose Confidential Information of the other Party (I) to the extent required by Applicable Law; provided, however, that if legally permissible, the receiving Party shall give the disclosing Party advance written notice as promptly as is practicable to permit it to seek a protective order or other similar order, at the disclosing Party’s sole cost, with respect to the disclosure of such Confidential Information, and, thereafter, the receiving Party shall disclose only the minimum Confidential Information that it is advised by counsel is required to be disclosed in order to comply, (II) to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of Patents (including applications therefor) in accordance with Section 6.3, prosecuting or defending litigation, conducting preclinical or clinical studies, or obtaining and maintaining NDA Approval or other Regulatory Approval, (III) in communication with consultants and advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case, under appropriate nondisclosure and non-use obligations substantially equivalent to those of this Agreement (provided that the disclosing Party shall be responsible for any breach of this Section 8.1 by those parties to which it discloses Confidential Information), (IV) to any bona fide actual or prospective acquirers, underwriters, investors, lenders, other financing sources, licensors, sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, provided that any entity or individual receiving such Confidential Information has a need to know such information and is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 8.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), or (V) to the extent mutually agreed to by the Parties in writing.

Section 8.2            Agents. Each of NRx and Alvogen shall limit disclosure of the other Party’s Confidential Information to only those of its Affiliates, directors, managers, officers, employees and others (collectively “Agents”) who are concerned with the performance of this Agreement, have a legitimate need to know such Confidential Information in the performance of their duties and are bound by written obligations of non-disclosure and nonuse at least as protective of the disclosing Party and its Confidential Information as the terms hereof. Each Party shall be responsible for any breach of Section 8.1 by its Agents and advisors (including financial advisors, lawyers and accountants) and shall take all reasonably necessary measures to restrain its Agents and advisors (including financial advisors, lawyers and accountants) from unauthorized disclosure or use of the Confidential Information.

Section 8.3            Restrictions on Sharing Information. Notwithstanding anything to the contrary, neither Party shall be obligated pursuant to this Agreement to provide, or grant access to, any information (a) that it reasonably and in good faith considers to be Confidential Information it is prevented from disclosing to the other Party by an enforceable confidentiality agreement with a Third Party and that such Party used Diligent Efforts to obtain the consent of such Third Party to provide or grant access to the other Party (provided that such Party shall instead provide a reasonably detailed summary of such Confidential Information to the extent such summary does not breach such confidentiality agreement), (b) the disclosure of which would adversely affect the attorney-client privilege between such Party and its counsel (unless the Parties have entered into the Common Interest Agreement), or (c) the disclosure of which is not permitted pursuant to any Applicable Law or requirement of a Governmental Authority; provided in each case where information was not provided or access was not granted as would otherwise be required under this Agreement, such Party shall inform the other Party of the reason it was not provided or granted and a description of the specific nature of the applicable information. Following the Effective Date and during the Term, in connection with entering into any material agreement (or material amendment thereof) with any Third Party related to the Business, each Party agrees to use Diligent Efforts to negotiate with such Third Party to include provisions in such agreement (or such amendment) sufficient to allow the other Party to receive relevant Confidential Information of such Third Party.

Section 8.4            Prior Agreements. This Agreement supersedes the Prior Agreements in their entirety, including with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior Agreements shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of Section 8.1, Section 8.2 and Section 8.3.

Section 8.5            Taxes.

(a)            The Parties agree that for U.S. federal income tax purposes they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

(b)            Any and all payments by or on account of any obligation of any Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the reasonable and good faith discretion of the applicable withholding Party) requires the deduction or withholding of any Tax from any such payment by any Party, then the applicable Party shall be entitled to make such deduction or withholding, any amount so deducted or withheld shall be deemed paid to the other Party that was entitled to the payment subject to withholding. The Withholding Party shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law. To Alvogen’s Knowledge, Applicable Law does not require Alvogen to withhold any of Taxes from any royalty payment to NRx required under this Agreement with respect to Net Sales of Product in the United States.

(c)            Any Assignee shall indemnify the Non-Assigning Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.5) payable or paid by such Non-Assigning Party or required to be withheld or deducted from a payment to such Non-Assigning Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. Notwithstanding anything to the contrary in this Agreement, if a Party (the “Taxed Party”) obtains a refund or credit from any Taxing Authority for any portion of any Indemnified Tax paid by the other Party, then the Taxed Party shall promptly reimburse the other Party the amount of such refund or credit (but only to the extent of payments made under this Section 8.5(c) with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such Taxed Party and without interest (other than interest paid by the relevant Taxing Authority with respect to such refund or credit), and upon request, the Taxed Party shall use Diligent Efforts to obtain available refunds or credits with respect to any such Indemnified Taxes provided, however, that such Taxed Party, upon the request of such Taxed Party, shall repay to such Taxed Party the amount of refund or credit paid over pursuant to this sentence in the event that such Taxed Party is required to repay such refund or credit to such Taxing Authority.

(d)            All transfer, documentary, sales, use, excise, customs, charges, duties, ad valorem, value added, stamp, registration, recording, property and other such similar Taxes (other than, for the avoidance of doubt, Taxes assessed against income), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) lawfully assessed or charged in connection with any of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be paid and borne 50% by Alvogen and 50% by NRx when due, and the Party responsible under such Applicable Law for paying such Transfer Taxes shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and pay such Taxes, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

(e)            The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Alvogen to NRx under this Agreement. NRx shall provide Alvogen any tax forms that may be reasonably necessary in order for Alvogen not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Section 8.6            Non-solicitation. Each Party (for purposes of this Section 8.6, a “Soliciting Party”) agrees that, during the Term, such Soliciting Party will not solicit for employment or consultancy, employ or engage as a consultant or solicit the termination of employment or consultancy with the other Party (a “Solicitation Action”), any individual that at the time of such Solicitation Action (a) is an officer or employee of the other Party or a consultant that is devoting a majority of such individual’s time to the business of the other Party, and (b) is or was actively involved in the other Party’s performance of its obligations hereunder; provided, however, that the foregoing shall not prohibit (i) any advertisement or general solicitation (or hiring or engagement as an employee or consultant as a result thereof) for employment or consultancy not specifically directed at any such individual, (ii) the hiring or engagement as an employee or consultant of any such individual who initiates employment or consultancy discussions with such Soliciting Party, provided that such initial discussions are not encouraged or solicited by such Soliciting Party, or (iii) any Solicitation Action with respect to any individual following the cessation of such individual’s employment with (or service as a consultant that is devoting a majority of such person’s time to the business of) the other Party without any solicitation or encouragement by such Soliciting Party.

Section 8.7            Public Announcements. Neither Party nor their respective Affiliates shall make any public announcement regarding the Product or this Agreement or disclose the terms and conditions of this Agreement to any Third Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), except (a) to advisors (including consultants, financial advisors, attorneys and accountants) on a need to know basis, in each case, under circumstances that reasonably protect the confidentiality thereof, (b) to actual and potential (i) licensees and collaborators with respect to Product, and (ii) investors and acquirers of the Business or otherwise a majority of the business or assets of such Party related to this Agreement in connection with negotiations of definitive agreements, under reasonable conditions of confidentiality, or (c) to the extent such disclosure is required by Applicable Law, including securities laws (provided that such Party will, within a reasonable time prior to any such announcement (and to the extent possible at least five (5) Business Days’ prior to any such announcement), provide the other Party with a copy of such announcement, will provide the other Party with an opportunity to comment on such announcement, will take the other Party's reasonable comments into consideration before making such announcement, and the Parties will use Diligent Efforts to mutually agree on the contents of such announcement). If either Party concludes based on the reasonable opinion of counsel that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, within a reasonable time prior to any such filing (and to the extent possible at least five (5) Business Days’ prior to any such filing), provide the other Party with a copy of this Agreement showing any provisions hereof as to which such Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take the other Party's reasonable comments into consideration before filing such copy of this Agreement

Section 8.8            Publications. Either Party may publish or present data or results relating to Product in scientific journals with primary circulation in the Territory or at scientific conferences in the Territory, subject to the prior review, comment and approval by the other Party as set forth in this Section 8.8, which approval shall not be unreasonably withheld, delayed or conditioned. Each Party shall provide the other Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to Product by delivering a copy thereof to the other Party no less than thirty (30) days before its intended submission for publication or presentation. The other Party shall have ten (10) days from its receipt of any such abstract, manuscript or presentation in which to notify the publishing Party in writing of its approval or any specific objections to the disclosure. In the event that the other Party has a reasonable basis for objecting to the disclosure, it shall object in writing (with the basis therefor) within such ten (10) day period, and the publishing Party will not submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and if the Parties are unable to agree, the matter shall be referred to the Executive Steering Committee. The publishing Party shall delete from the proposed disclosure any Confidential Information of the other Party upon the reasonable request of the other Party. The publishing Party shall delay any proposed disclosure to allow the other Party sufficient time for the drafting and filing of a patent application directed to any patentable subject matter identified by the other Party in such proposed disclosure. The Parties agree to take all reasonable steps to address and resolve a notice of objection by a Party within thirty (30) days of receipt of such notice. Once any such abstract or manuscript is accepted for publication, the publishing Party shall provide the other Party with a copy of the final version of the manuscript or abstract.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1            Representations and Warranties of NRx. NRx hereby represents and warrants to Alvogen as of the Effective Date as follows:

(a)            Organization and Good Standing. NRx is duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority required to conduct its business as presently conducted.

(b)            Authority. NRx has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by NRx of this Agreement and the performance by NRx of its obligations hereunder have been duly authorized by all requisite corporate action of NRx and no other action on the part of NRx or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by NRx of this Agreement.

(c)            Valid and Binding Agreement. This Agreement has been duly executed and delivered by NRx and constitutes the legal, valid and binding obligation of NRx, enforceable against NRx in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)            Non-Contravention. The execution and delivery of this Agreement by NRx and the performance by NRx of its obligations hereunder, including the grant of the Product License pursuant to ARTICLE II, does not and will not (i) violate any provision of the organizational documents of NRx, (ii) conflict with or violate any Applicable Law applicable to NRx or any of its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which NRx is a party or by which any of its properties or assets are bound, in each case that are necessary for NRx’s performance of its obligations or grant of rights to Alvogen hereunder, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of NRx.

(e)            No Commissions. NRx is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Alvogen shall be made responsible or shall become obligated to pay for any reason.

(f)            No Litigation. There is no Action against NRx or any of its Affiliates or that has been brought by NRx or any of its Affiliates which is pending or, to NRx’s Knowledge, threatened in writing, and, to NRx’s Knowledge, there is no investigation of NRx or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect NRx’s development activities for Product in the Territory, the Product in the Territory or the conduct of the Business in the Territory, or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority in the Territory.

(g)            Regulatory Matters; Compliance with Law. NRx and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to its conduct of the Business in the Territory or its ownership or use of Product in the Territory, and hold and are operating in compliance with such Registrations of the FDA as are required for the conduct of the Business in the Territory, except where any non-compliance with Applicable Law or failure to hold or operate in compliance with such Registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product in the Territory, the conduct of the Business in the Territory or NRx’s ability to perform its obligations hereunder. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such Registration except where the occurrence of such event would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product in the Territory, the conduct of the Business in the Territory or NRx’s ability to perform its obligations hereunder. The clinical, pre-clinical and other studies and tests of Product conducted by, on behalf of or sponsored by NRx were and, if still pending, are being conducted in all material respect in accordance with standard medical and scientific research procedures and all Applicable Laws, including but not limited to the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. No Governmental Authority has notified NRx or any of its Affiliates or, to NRx’s Knowledge, subcontractors in writing that any activities in its conduct of the Business in the Territory are in violation of any Applicable Law or the subject of any Action or investigation, except where any violation of Applicable Law or any Action or investigation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product in the Territory, the conduct of the Business in the Territory or NRx’s ability to perform its obligations hereunder.

(h)            No Competing Products. Neither NRx nor its Affiliates currently owns, in-licenses or is in the process of in-licensing a Competing Product in any stage of development or Commercialization or currently has any ongoing program to develop or acquire such a Competing Product. NRx has not out-licensed or otherwise granted rights to any Third Party under any NRx Technology with respect to Product or a Competing Product, in each case in the Territory.

(i)            NRx Technology.

(i)            NRx is the sole and exclusive owner or exclusive licensee of the NRx Patents listed in Exhibit A, and NRx’s rights, title and interests to all NRx Technology are free of any lien or security interest. NRx has not granted any rights to any Third Party under the NRx Technology that conflicts with the rights granted to Alvogen hereunder. None of the NRx Patents is or has been the subject of any pending Action or, to NRx’s Knowledge, the subject of any threatened Action with respect to inventorship challenges, interferences, reissues, reexaminations, inter partes review, post grant review, supplemental review, invalidation, opposition, cancellation, abandonment or any order or decree of any Governmental Authority restricting the use of such NRx Patent in connection with Product.

(ii)            Neither NRx nor any of NRx’s Affiliates has received
written notice from any Third Party claiming that the practice of the NRx Technology or its conduct of the Business infringes any patent claim of any Third Party or misappropriates or makes any unauthorized use of any Intellectual Property of any Third Party. To NRx’s Knowledge, the development, manufacture and Commercialization of the Product in the Field in the Territory does not infringe, misappropriate or otherwise violate any Intellectual Property of any Third Party.

(iii)            To NRx’s Knowledge, no Third Party has infringed, misappropriated or otherwise violated any NRx Technology in the Territory, and there is no Action or investigation in contemplation of an Action by NRx pending or threatened against any Third Party related to the NRx Technology in the Territory.

(iv)            None of the NRx Technology is subject to any outstanding decree, order, judgment or stipulation of a Governmental Authority against NRx, its Affiliates or, to NRx’s Knowledge, any other Person restricting in any manner the conduct of the Business. None of the issued NRx Patents has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable in whole or part by any Governmental Authority of competent jurisdiction, and, to NRx’s Knowledge, all such issued NRx Patents existing as of the Effective Date are valid and enforceable.

(v)            There is no Action pending, or, to NRx’s Knowledge, threatened against NRx or any of its Affiliates or involving any of the NRx Technology (a) challenging or seeking to deny or restrict, any rights of NRx or any of its Affiliates in any NRx Technology, (b) alleging that any NRx Patent is invalid, unenforceable or unpatentable, or (c) alleging that the use of any of the NRx Technology existing as of the Effective Date misappropriates, infringes or otherwise violates any Intellectual Property of a Third Party.

(vi)            Except for the Glytech License Agreement and the Herzog License Agreement, there are no contracts pursuant to which NRx in-licenses or otherwise has rights under any Intellectual Property of any Third Party that is material to the Business or the operation thereof.

(vii)            To NRx’s Knowledge, NRx owns or has received all licenses or otherwise has sufficient rights with respect to the NRx Technology necessary for NRx to comply with the terms of this Agreement. The NRx Technology constitutes all of the Patents and Know-How owned or in-licensed by NRx or any of its Affiliates as of the Effective Date that are necessary for the development, manufacture and Commercialization of the Product in the Field in the Territory. No Know-How under the Herzog License Agreement, and to NRx’s Knowledge no Know-How under the Glytech License Agreement, is necessary or reasonably useful to develop, manufacture or have the Product manufactured, import, warehouse, market, distribute, offer for sale, or sell the Product in the Territory.

(viii)            NRx has obtained assignments from the inventors of any NeuroRx Patents, and to NRx’s Knowledge, Glytech and Herzog have obtained assignments from the inventors of any Glytech Patents and Herzog Patents, respectively, in each case of all inventorship rights to such Patents, and, to NRx’s Knowledge, all such assignments are valid and enforceable.

(ix)            NRx and its Affiliates have conducted, and, to NRx’s Knowledge, Glytech and Herzog and its and their respective contractors and consultants have conducted, all development of the Product, including any and all pre-clinical studies related thereto, in accordance with Applicable Laws in all material respects.

(x)            NRx has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information included in the NRx Patents and has taken legally adequate measures to protect the Know-How that is Controlled by NRx that is or would be material to the Business, in the case of all such steps or measures, that are consistent with the practices of the biotechnology industry, and all of NRx’s employees, contractors and consultants who were or are engaged in the development or invention of any NRx Technology have entered into written agreements with NRx validly and irrevocably assigning to NRx all rights, title and interests in and to such NRx Technology (or all such rights, title and interests have or are vested in NRx as a matter of law).

(xi)            Attached hereto as Exhibit B are true, correct and complete copies of each In-License (except for redactions related to financial information). Each In-License is in full force and effect and is the legal, valid and binding obligation of NRx and the counterparty thereto, enforceable against each party thereto in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Applicable Laws of general application relating to or affecting creditors’ rights generally. NRx is not in breach or violation of or in default under any In-License, and, each counterparty thereto has not breached, and is not in violation or default under any In-License. To NRx’s Knowledge, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give any party thereto the right to terminate an In-License. No Know-How under the Herzog License Agreement, and to NRx’s Knowledge no Know-How under the Glytech License Agreement, that is necessary or reasonably useful to develop, manufacture or have the Product manufactured, import, warehouse, market, distribute, offer for sale, or sell the Product in the Territory was transferred to NRx under either In-License.

(j)            Debarment. Neither NRx nor any of its Affiliates, nor, to NRx’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

(k)            No Adverse Findings. To NRx’s Knowledge, there is no event, discovery, fact, development, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect, only taking into consideration information reasonably available as of the Effective Date, on the Development Plan or on the ability to obtain Regulatory Approval for, manufacture, commercialize, promote, import, market, offer for sale, sell or distribute Product in the Territory during the Term. To NRx’s Knowledge, NRx has disclosed to Alvogen all material information (or such information is available in NRx’s public filings) with respect to the Product and the Business.

Section 9.2            Representations and Warranties of Alvogen. Alvogen hereby represents and warrants to NRx as of the Effective Date as follows:

(a)            Organization and Good Standing. Alvogen is duly incorporated, validly existing and in good standing under the laws of U.S. with all requisite corporate power and authority required to conduct its business as presently conducted;

(b)            Authority. Alvogen has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Alvogen of this Agreement and the performance by Alvogen of its obligations hereunder have been duly authorized by all requisite corporate action of Alvogen and no other action on the part of Alvogen or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by Alvogen of this Agreement;

(c)            Valid and Binding Agreement. This Agreement has been duly executed and delivered by Alvogen and constitutes the legal, valid and binding obligation of Alvogen, enforceable against Alvogen in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights, and (ii) general principles of equity;

(d)            Non-Contravention. The execution and delivery of this Agreement by Alvogen and the performance by Alvogen of its obligations hereunder does not and will not (i) violate any provision of the organizational documents of Alvogen, (ii) conflict with or violate any Applicable Law applicable to Alvogen or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Alvogen is a party or by which any of its properties or assets are bound, in each case that are necessary for Alvogen’s performance of its obligations or grant of rights to NRx hereunder, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Alvogen;

(e)            No Commissions. Alvogen is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which NRx shall be made responsible or shall become obligated to pay for any reason;

(f)            No Litigation. There is no Action against Alvogen or any of its Affiliates or that has been brought by Alvogen or any of its Affiliates which is pending or, to Alvogen’s Knowledge, threatened in writing, and, to Alvogen’s Knowledge, there is no investigation of Alvogen or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Product or the conduct of the Business, or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority;

(g)            Debarment. Alvogen represents and warrants that neither it nor any of its Affiliates, nor, to Alvogen’s Knowledge, any of its Subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual; and

(h)            No Competing Products. Neither Alvogen nor its Affiliates currently owns or is in the process of in-licensing a Competing Product in any stage of development or Commercialization or currently has any ongoing program to develop or acquire such a Competing Product.

Section 9.3            Covenants.

(a)            Compliance with Laws. Each Party, itself or through its Affiliates, (sub)licensees or subcontractors, will conduct all activities under this Agreement in a good scientific manner and in compliance with all Applicable Laws, including anti-corruption laws.

(b)            Debarment by NRx. If, during the Term, NRx or any of its Affiliates, subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to NRx or such Affiliate, subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, NRx shall immediately notify Alvogen.

(c)            Debarment by Alvogen. If, during the Term, Alvogen or any of its Affiliates, Subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to Alvogen or such Affiliate, Subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Alvogen shall immediately notify NRx.

(d)            IP Practices. Each Party will, and will ensure that its licensees, Affiliates, (sub)licensees and subcontractors obtain written agreements from any and all Persons involved in or performing any development activities by or on behalf of such Party under this Agreement that (a) presently assign such Persons’ rights, title, and interests in and to any Product Inventions to the Party that is the counterparty to such agreements, in each case, prior to any such Persons performing such development activities, (b) require such Persons to promptly report any invention, discovery, or other Intellectual Property to the Party that is the counterparty to such agreements, (c) require such Persons to cooperate in the preparation, filing, prosecution, maintenance and enforcement of any Patents by the Party that is the counterparty to such agreements, and (d) require such Persons to perform all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

(e)            No Conflicting Transactions. During the Term, NRx will not, and will cause its Affiliates not to, enter into any agreement (or amend or terminate any agreement that NRx is a party to as of the Effective Date) granting any license or other right under any NRx Technology that is inconsistent with this Agreement. During the Term, Alvogen will not, and will cause its Affiliates not to, enter into any agreement (or amend any agreement that Alvogen is a party to as of the Effective Date) granting any license or other right under the NDA Technology that is inconsistent with this Agreement.

(f)            In-Licenses. NRx shall perform and comply in all material respects with all of its obligations under each of the In-Licenses and shall not amend, modify, supplement, restate, waive, cancel or terminate, in whole or in part, any provision of or right under any of the In-Licenses to the extent it would (i) conflict with the licenses granted under this Agreement or (ii) be inconsistent with this Agreement. NRx shall not terminate any In-License, in whole or in part, without Alvogen’s prior-written consent. Within five (5) Business Days after (i) becoming aware of, whether by written notice or otherwise, the applicable counterparty’s (A) intent to terminate the applicable In-License (in whole or in part) or (B) allegation of a breach or violation of or default under the applicable In-License or (ii) gaining knowledge of any fact, circumstance or event that would reasonably be expected to give rise to a breach or violation of or default under the applicable In-License by NRx or the counterparty thereto, NRx shall give written notice thereof to Alvogen. Such notice shall (x) describe in reasonable detail such breach, violation, default or other event, (y) include a copy of any written notice received from the applicable counterparty with respect thereto, and (z) in the case of any breach, violation or default or alleged breach or default by NRx, describe in reasonable detail any corrective action NRx proposes to take in respect of such breach, violation or default. In consultation with Alvogen, NRx shall promptly cure any breach or default by it under the applicable In-License and, in any case, shall give written notice to Alvogen upon curing such breach or default; provided that, if NRx fails to cure such breach or default, then Alvogen may do so at NRx’s sole expense, and NRx shall provide reasonable cooperation as necessary to effectuate such cure by Alvogen. In connection with any dispute regarding an alleged breach or violation of or default under an In-License, NRx shall employ such counsel, reasonably acceptable to NRx, as Alvogen may select. NRx shall pay the costs and expenses of such counsel and all other costs and expenses associated with curing any such breach, violation or default.

Section 9.4            Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 9.1 AND SECTION 9.2, NRX AND ALVOGEN EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT AND NRX TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9.5            Insurance.

(a)            To provide sufficient protection to both NRx and Alvogen, NRx and Alvogen will each, individually, at its own cost and expense, obtain and maintain in full force and effect, during the Term, the following lines of insurance and specified limits:

(i)            Commercial General Liability (including Premises Operations). The policy must be on an occurrence form and include the following limits: Each Occurrence: $[*]; General Aggregate: $[*] for bodily injury and property damage.

(ii)            Commercial Umbrella Liability. This policy must include the following limits: Occurrence Limit: $[*]; Aggregate Limit $[*]. This coverage shall be in excess of the Commercial General Liability limits set forth in Section 9.5(a)(i).

(iii)            Product Liability Insurance. Beginning with the First Commercial Sale of the Product in the Territory, limits of at least $[*] per occurrence and $[*] in aggregate. This policy must be maintained and in full force and effect for an additional three (3) years following the termination or expiration of this Agreement.

(b)            Insurance for each Party shall be primary and non-contributory to any insurance or self-insurance maintained by the other Party. Each Party shall be named as an additional insured within the other Party’s products liability and general liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured Party’s indemnity obligations under this Agreement. All of the aforementioned lines can be satisfied via any combination of primary, excess or umbrella insurance coverage. Upon execution of this Agreement and upon written request thereafter, each Party shall provide the other Party with an insurance certificate evidencing the required insurance limits in this Section 9.5. Each Party shall provide thirty (30) days’ notice to the other Party prior to any cancellation or material change to the required insurance policies. All insurance companies utilized by a Party to meet the requirements herein must have an A.M. Best Rating of “A-, VII” or better. Each Party may self-insure all or any portion of the insurance requirements in this Section 9.5 during any given Annual Period, as long as such self-insuring Party has earnings before interest, tax depreciation and amortization expense of at least $[*] on the basis of such Party’s Accounting Standards for the immediately preceding Annual Period. Additional insured status obligations will operate in the same manner, whether insurance is carried through third parties or through self-insurance.

ARTICLE X
TERM; TERMINATION

Section 10.1            Term. This Agreement shall become effective on the Effective Date and continue until the earlier of (a) twenty (20) years following the First Commercial Sale in the Territory, on a country-by-country basis (unless prior to each such expiration period, Alvogen requests the expiration date be extended, in which case it will be extended for additional two (2)-year periods), or (b) the date this Agreement is terminated in its entirety in accordance with Section 10.2(a)(i) or Section 10.2(b) (collectively, the “Term”).

Section 10.2            Termination.

(a)            Notwithstanding anything contained herein to the contrary,

(i)            NRx may terminate this Agreement in its entirety:

(1)            immediately upon written notice to Alvogen following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Alvogen, the assignment for the benefit of creditors of the assets of Alvogen or the entry of an order for relief (or similar ruling or proceeding) under applicable bankruptcy or insolvency laws against Alvogen;

(2)            upon thirty (30) days’ prior written notice to Alvogen based upon Safety Reasons. If Alvogen disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and NRx’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process; or

(3)            upon thirty (30) days’ prior written notice to Alvogen, (a) if Completion of the Type B Meeting and a Successful Readout have occurred and the Milestone Payment has not been paid by Alvogen to NRx as provided in Section 4.2; or (b) if (i) Completion of the Type B Meeting has not been satisfied by the date that is the end of or termination of a Type B meeting and receipt by Alvogen of minutes thereof (“End of Type B Meeting”), and (ii) Successful Read Out upon Completion of the Phase 2 Study has not been satisfied by the date that is the end of or termination of the Current Phase 2 Study and with data results available and analysis of such data completed by NRx based on the SAP and delivered to Alvogen (“End of Phase 2 Study”), and Alvogen does not deliver written notice to NRx that it desires to proceed with development of the Product within sixty (60) days after the date that is the later of: (A) the occurrence of both the End of the Type B Meeting and the End of the Phase 2 Study and (B) March 31, 2024; in each case of (a) and (b) if such non-payment or non-provision of notice, as applicable, has not been cured within such 30-day notice period

(ii)           On a country-by-country basis, NRx may terminate the Product License in part solely with respect to a particular country upon ninety (90) days’ prior written notice to Alvogen if Alvogen has materially breached this Agreement (with the specific nature of such breach being identified in such notice) with respect to such country and Alvogen fails to cure such breach within such ninety (90)-day period; provided, however, that the failure to timely pay any payment obligation that is subject to a good faith Dispute shall not be deemed a material breach of this Agreement.

(b)           Notwithstanding anything contained herein to the contrary, Alvogen may terminate this Agreement in its entirety:

(i)            upon ninety (90) days’ prior written notice to NRx, if NRx has materially breached this Agreement (with the specific nature of such breach being identified in such notice) and NRx fails to cure such breach within such ninety (90) day period;

(ii)           immediately upon written notice to NRx following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of NRx, the assignment for the benefit of creditors of the assets of NRx or the entry of an order for relief (or similar ruling or proceeding) under applicable bankruptcy or insolvency laws against NRx;

(iii)          upon thirty (30) days’ prior written notice to NRx based upon Safety Reasons. If NRx disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and Alvogen’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process;

(iv)          immediately upon written notice to NRx if there is not Completion of the Phase 2 Study and/or a Successful Read Out by March 31, 2024, or there is not Completion of the Type B Meeting with the FDA by March 31, 2024, and Alvogen has not previously provided written notice that it intends to proceed pursuant to Section 10.2(a)(i)(3) with respect to both events referenced in clauses (b)(i) and (b)(ii) of Section 10.2(a)(i)(3); or

(v)           upon sixty (60) days’ prior written notice to NRx at any time after the Milestone Payment.

(c)           Sublicense Termination. Notwithstanding anything contained herein to the contrary, NRx may terminate the Product License in part solely with respect to:

(i)            the Glytech Technology, immediately upon written notice to Alvogen upon termination of the Glytech License Agreement in its entirety, and all rights and obligations of the Parties with respect to the sublicense under the Glytech Technology shall terminate; or

(ii)           the Herzog Technology, immediately upon written notice to Alvogen upon termination of the Herzog License Agreement in its entirety, and all rights and obligations of the Parties with respect to the sublicense under the Herzog Technology shall terminate.

(d)           Notwithstanding anything contained herein to the contrary, (a) any expiration of this Agreement in part with respect to a particular country pursuant to Section 10.1(a) shall apply only to such country and this Agreement shall remain in full force and effect in respect of all other countries of the Territory that have not expired pursuant to Section 10.1(a); (b) any termination of the Product License in part pursuant to Section 10.2(a)(ii) shall apply only to the Product License with respect to such country and (i) this Agreement shall remain in full force and effect in respect of the Product License that has not terminated in part pursuant to Section 10.2(a)(ii), and (ii) the rights and obligations of the Parties under this Agreement (other than such rights and obligations with respect to the Product License in such terminated country) shall remain in full force and effect; and (c) any termination of the Product License in part pursuant to Section 10.2(c) shall apply only to the Glytech Technology or the Herzog Technology, as applicable, and (i) this Agreement shall remain in full force and effect in respect of the Product License that has not terminated in part pursuant to Section 10.2(c), and (ii) the rights and obligations of the Parties under this Agreement (other than such rights and obligations with respect to the terminated sublicense under the Glytech Technology or the Herzog Technology, as applicable) shall remain in full force and effect.

Section 10.3              General Effects of Expiration or Termination.

(a)           Except as otherwise expressly provided in this ARTICLE X, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement in its entirety for any reason.

(b)           Notwithstanding anything contained in this Agreement to the contrary, in no event shall the expiration or termination of this Agreement affect any Party’s obligation to pay any amounts owed to any other Party as of the time of such expiration or termination or release either Party of any other obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(c)           Upon any expiration or termination of this Agreement in its entirety (but not its termination by Alvogen pursuant to Section 10.2(b)(i) (NRx breach)), if the effective date of termination of this Agreement is after the First Commercial Sale of a Product, then, to the extent permitted by Applicable Law, effective upon such date of such termination, Alvogen, its Affiliates and its sublicensees will have the right to sell any inventory of the Product intended for Commercialization in the Territory existing as of such date of termination in accordance with the terms and conditions of this Agreement for the Territory by or under the authority of Alvogen, its Affiliates or its sublicensees as of the notice date of the applicable termination, for six (6) months after the effective date of the applicable termination or such longer time as may be agreed by the Parties in writing (the “Commercialization Wind-Down Period”). Any Product sold or disposed of by Alvogen, its Affiliates or its sublicensees in the Territory during the Commercialization Wind-Down Period will be subject to the applicable payment and reporting obligations under ARTICLE IV. Within thirty (30) days after the end of the Commercialization Wind-Down Period, Alvogen will notify NRx of any quantity of Products for the Territory remaining in Alvogen’s, its Affiliates’ or its sublicensees’ inventory, and NRx will have the right to purchase, in its discretion, any such quantities of the Products from Alvogen, its Affiliates or its sublicensees at the price set forth in Section 10.4(a)(ii).

(d)           Effective upon the date of expiration or termination of this Agreement in its entirety (but not its termination by Alvogen pursuant to Section 10.2(b)(i) (NRx breach)), (i) Alvogen, on behalf of itself and its Affiliates, hereby grants (without any further subsequent action required on the part of NRx) to NRx and its Affiliates, an irrevocable, perpetual, worldwide, royalty-bearing, sublicensable through multiple tiers, transferrable, exclusive license under the NDA Technology to develop, manufacture, have manufactured, or Commercialize Product in the Field in the Territory (the “Reversion License”); (ii) Alvogen shall have no obligation to indemnify NRx under clause (f) of Section 11.2 with respect to any activities after the effective date of such termination, except to the extent that such activities take place during the Commercialization Wind-Down Period; and (iii) with respect to NRx’s indemnification obligations under clause (f) of Section 11.2, no portion of such Losses shall be allocated to Alvogen under Section 11.5. NRx would make payments to Alvogen based on Net Sales (defined mutatis mutandis for NRx and its Affiliates and (sub)licensees) of the Licensed Products in the Field in the Territory by NRx and its Affiliates and (sub)licensees in a given Calendar Year at rates to be negotiated by the Parties. The Parties will discuss in good faith to agree on an equitable royalty payable by NRx to Alvogen to reflect the value of the Reversion License upon the effective date of such termination and related payment terms. If the Parties are unable to reach unanimous agreement on the amount of such royalty within thirty (30) Business Days of such matter having been presented to them, such matter will be referred to the Parties’ respective Chief Executive Officers in accordance with the provisions of Section 12.4 and, if necessary, subsequently will be resolved via arbitration in accordance with and Section 12.5. The royalty payments under the Reversion License would be payable: (A) if the termination occurs prior to Regulatory Approval of the first Licensed Product, until the royalty payments received by Alvogen equal the amount incurred by or on behalf of Alvogen and its Affiliates in connection with the Exploitation of such Licensed Product prior to the effective date of such termination (where such total amount will be (1) specified in Alvogen’s termination notice to NRx or (2) submitted in writing to NRx no later than twenty (20) Business Days following Alvogen’s receipt of NRx's termination notice, or (B) if the termination occurs after receipt of Regulatory Approval of the first Licensed Product, for a period of ten (10) years from the First Commercial Sale of such Licensed Product in the Territory and subject to the reductions for entry of a Generic Product pursuant to Section 4.5(d)(ii) applying mutatis mutandis to NRx. Payments would be made by NRx to Alvogen in a manner analogous to that set forth in Section 4.5.

(e)           The following provisions (including any provisions referenced therein) shall survive any expiration or termination of this Agreement and remain in effect: ARTICLES I, XI and XII and Sections 3.2(b)(i) (solely with respect to the second sentence), 3.2(e) (with respect to the period prior to the effective date of termination), 3.3(d) (for the period specified therein), 4.4 – 4.7 (inclusive, with respect to the period prior to the effective date of termination), 4.8 (for the period specified therein), 4.10 (with respect to the period prior to the effective date of termination), 5.5 (with respect to any Product sold before termination), 6.2, 6.4 (with respect to any reimbursement obligation that arose prior to the effective date of termination), 6.7 (with respect to any reimbursement obligation that arose prior to the effective date of termination), 6.8 (with respect to any proceeds stemming from an Enforcement Action that was initiated prior to the effective date of termination), 8.1 (for a period of five (5) years after the effective date of termination) 8.6 (for a period of twelve (12) months after the effective date of termination), 9.4, 9.5(a)(iii) (for the period specified therein), 10.3, 10.4 and 10.5 (in the circumstances provided therein).

Section 10.4              Additional Effects of Expiration or Termination. If this Agreement expires in its entirety, is terminated in its entirety by NRx pursuant to Section 10.2(a)(i)(1) (Alvogen Insolvency), or is terminated in its entirety by Alvogen pursuant to Section 10.2(b)(iv) (Late Milestones) or Section 10.2(b)(v) (Convenience), then:

(a)            Transition Assistance. (i) Alvogen shall cooperate with NRx or its designee(s) to facilitate the transition of the development and manufacture, if any, and Commercialization of Product in the Territory to NRx or its designee(s) after the notice of termination of this Agreement, (ii) subject to Alvogen’s right to sell any inventory of the Product intended for Commercialization in the Territory existing as of such date of termination during the Commercialization Wind-Down Period pursuant to Section 10.3(c), upon request by NRx, Alvogen shall transfer to NRx some or all quantities of any unlabeled Product in its or its Affiliates’ possession or control, within thirty (30) days of Alvogen’s receipt of such request; provided, however, that NRx shall pay Alvogen the actual cost that Alvogen incurred to acquire the quantities so provided to NRx, and (iii) upon NRx’s request, the Executive Steering Committee shall promptly (but in any event not more than thirty (30) days after such request) meet and establish a transition plan to implement the transition of the development, manufactures and Commercialization of Product in the Territory to NRx or its designee(s). Accordingly, Alvogen shall take all actions reasonably necessary, and cooperate with NRx or its designee(s), to facilitate a smooth, orderly and prompt transition so that NRx or its applicable designee is reasonably enabled and has control over any ongoing development, manufacture and Commercialization of Product in the Territory.

(b)           Regulatory Materials.

(i)            Alvogen shall promptly assign and transfer to NRx all Regulatory Materials for Product in the Territory that are held or controlled by or under authority of Alvogen or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Materials to NRx and NRx shall assume all obligations, including pharmacovigilance obligations, under all Applicable Laws with regard to such Regulatory Materials;

(ii)           Alvogen shall cause each of its Affiliates to transfer all such Regulatory Materials to NRx;

(iii)          If Applicable Law prevents or delays the transfer of ownership or possession of Regulatory Materials for Product to NRx, Alvogen shall grant, and does hereby grant, to NRx an exclusive (except as to Alvogen and its Affiliates to the extent necessary to comply with Applicable Laws) and irrevocable right of access and reference to such Regulatory Materials, with such right of access and reference to be effective upon the effective date of such expiration or termination under this Section 10.4, and shall cooperate fully to make the benefits of such Regulatory Materials available to NRx or its designee(s); and

(iv)          Alvogen shall provide to NRx copies of all such Regulatory Materials.

(c)            Redirection of Subdomain Name. With respect to any subdomain name owned and used by Alvogen or its Affiliate in connection with the Product Trademark or the Product as of the expiration of the Term or effective date of termination: (i) Alvogen shall, as soon as practicable thereafter, post a notice mutually consented to by the Parties, on the webpage associated with each such subdomain name, advising visitors that applicable Product is now marketed by NRx or its Affiliates (or another statement agreed to by the Parties), and shall otherwise leave such Product webpage intact pending receipt of a redirection request from NRx; and (ii) Alvogen shall, as soon as practicable following receipt of a request from NRx, implement an automatic redirect taking visitors from the internet address (url) associated with each such subdomain to a NRx-controlled website designated by NRx. In addition, with respect to any internet address (url) specific to the Product Trademark or Product and associated contents, Alvogen shall at NRx’s request assign the same to NRx or its designee.

(d)           Costs and Expenses. Except as expressly provided herein, each Party shall perform its obligations under this Section 10.4 at its own costs.

Section 10.5              Additional Effects of Specific Terminations.

(a)           If this Agreement is terminated in its entirety (i) by NRx pursuant to Section 10.2(a)(i)(2) and NRx has exercised its final resolution authority under Section 7.4(b)(i) with respect to the underlying Safety Reasons, or (ii) by Alvogen pursuant to Section 10.2(b)(i) (NRx breach), then in each case ((i) and (ii)) (A) no payments under Section 4.5 shall be due for any Net Sales occurring after the effective date of such termination, (B) the Product License and Trademark License (and all other rights granted to Alvogen hereunder) shall become fully paid up, perpetual and irrevocable (provided, however, that such irrevocability shall not limit the remedies available to any Party hereunder for breach of this Agreement), and shall survive such termination, (C) NRx shall have no obligation to indemnify Alvogen under clause (f) of Section 11.1 with respect to any activities after the effective date of such termination, (D) with respect to Alvogen’s indemnification obligations under clause (f) of Section 11.2, no portion of such Losses shall be allocated to NRx under Section 11.5, and (E) ARTICLE VI and ARTICLE VIII shall survive such termination until twenty (20) years following the First Commercial Sale in the Territory.

ARTICLE XI
INDEMNIFICATION AND LIABILITY LIMITS

Section 11.1              Indemnification by NRx. NRx shall indemnify, defend and hold harmless (collectively, “Indemnify”) Alvogen, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Alvogen Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from suits, claims, actions and demands, in each case, brought by a Third Party (each, a “Third Party Claim”) against any Alvogen Indemnitee arising out of (a) any breach by NRx of any of its obligations or representations and warranties hereunder, (b) the negligence, recklessness or willful misconduct by NRx or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (c) any violation by NRx or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives of any Applicable Law applicable to the performance of NRx’s obligations under this Agreement, (d) development of the Product, regulatory actions taken, or other actions performed, pursuant to Section 3.1, or the performance under this Agreement, in each case by NRx or any of its employees, agents, or Affiliates, (e) Commercialization of the Product by NRx or any of its employees, agents, Affiliates or licensees outside of the Territory, or (f) the allocated portion (allocated in accordance with Section 11.5) of any claims based upon product liability, bodily injury, death or property damage relating to Product sold in the Territory during the Term. NRx’s obligation to Indemnify the Alvogen Indemnitees pursuant to this Section 11.1 shall not apply to the extent such Losses are attributable to a cause or event described in Section 11.2. This Section 11.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.2              Indemnification by Alvogen. Alvogen shall Indemnify NRx, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “NRx Indemnitees”) from and against any and all Losses resulting from Third Party Claims against any NRx Indemnitee arising out of (a) any breach by Alvogen of any of its obligations or representations and warranties hereunder, (b) the negligence, recklessness or willful misconduct by Alvogen or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (c) any violation by Alvogen or any of its Affiliates and any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Alvogen’s obligations under this Agreement, (d) regulatory actions taken, or other actions performed, pursuant to Section 3.2, or the performance under this Agreement, in each case by Alvogen or any of its employees, agents, or Affiliates, (e) Commercialization of Product by Alvogen or any of its employees, agents, Affiliates or sublicensees inside of the Territory (other than claims based upon product liability, bodily injury, death or property damage relating to Product, which are allocated in clause (f) of this Section 11.2 and clause (f) of Section 11.1), or (f) the allocated portion (allocated in accordance with Section 11.5) of any claims based upon product liability, bodily injury, death or property damage relating to Product sold in the Territory during the Term. Alvogen’s obligation to Indemnify the NRx Indemnitees pursuant to this Section 11.2 shall not apply to the extent such Losses are attributable to a cause or event described in Section 11.1. This Section 11.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.3              Indemnification Procedure.

(a)           The Party seeking indemnification under this ARTICLE XI (the “Indemnified Party”) agrees to give prompt written notice (the “Indemnification Notice”) to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim, or the commencement of any proceeding in respect of which indemnity may be sought under this ARTICLE XI; provided that the failure of an Indemnified Party to promptly notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless and to the extent the Indemnifying Party demonstrates that it is materially prejudiced by the Indemnified Party’s failure to give timely notice.

(b)           If the Indemnifying Party does not object to any claim or claims made in the Indemnification Notice in a written objection (the “Indemnification Objection”) prior to the expiration of twenty (20) Business Days from the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party shall be deemed not to object to the information contained within the Indemnification Notice. If the Indemnifying Party delivers an Indemnification Objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute for twenty (20) Business Days after the Indemnifying Party’s receipt of such Indemnification Objection. If no resolution is reached, the dispute shall be resolved in accordance with the provisions of Section 12.4 and Section 12.5.

(c)           The Indemnifying Party, if it so elects, may assume and control the defense of a Third Party Claim at the Indemnifying Party’s expense and shall consult with the Indemnified Party with respect thereto, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the claim that the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief, or (ii) involves criminal or quasi-criminal allegations; provided further that Alvogen shall be entitled to assume and control (subject to NRx having the right to participate and comment) the defense of Third Party Claims relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) as if it was the Indemnifying Party for such claim. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has specifically agreed in writing otherwise, or (B) the Indemnifying Party has failed to assume the defense and employ counsel (in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the Indemnifying Party otherwise has an obligation to indemnify the Indemnified Party for the related Third Party Claim). If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (I) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party, and no admission of fault or culpability on behalf of any Indemnified Party, and (II) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). If the Indemnifying Party does not assume or is not controlling the defense of a Third Party Claim for any reason, then the Indemnified Party may retain counsel of its own choosing, at the expense of the Indemnifying Party, and assume and control the defense of such Third Party Claim, and the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no obligations with respect to any Losses resulting from the Indemnified Party’s admission, settlement or other communication without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

Section 11.4              Limitations on Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a)           Annual Deductible. The Alvogen Indemnitees shall only be entitled to indemnification pursuant to this Article XI (excluding claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) for Losses incurred in a given Annual Period to the extent the aggregate amount of such Losses incurred by the Alvogen Indemnitees in such Annual Period and for which the Alvogen Indemnitees are entitled to indemnification pursuant to this Article XI (excluding Losses relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) exceeds [*]% of the aggregate amount paid by Alvogen to NRx in such Annual Period. The NRx Indemnitees shall only be entitled to indemnification pursuant to this Article XI (excluding claims made under clause (f) of Section 11.2 and clause (f) of Section 11.1) for Losses incurred in a given Annual Period to the extent the aggregate amount of such Losses incurred by the NRx Indemnitees in such Annual Period and for which the NRx Indemnitees are entitled to indemnification pursuant to this Article XI (excluding Losses relating to clause (f) of Section 11.2 and clause (f) of Section 11.1) exceeds [*]% of the aggregate amount paid by Alvogen to NRx hereunder in such Annual Period.

(b)           No Special or Indirect Damages. Except as arising as the result of the fraud, gross negligence or willful misconduct by a Party, or arising from breach of a Party’s confidentiality obligations in Sections 8.1-8.3 or obligations under Section 2.4, neither Party, nor any of their respective Affiliates, directors, members, officers, employees, subcontractors or agents, shall have, under any legal theory (including contract, negligence and tort liability), any liability to any other Party for any consequential, special, indirect, incidental or punitive damages arising out of or related to breach of this Agreement.

(c)           Net of Insurance, Third-Party Recoveries and Tax Benefits. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds actually received by an Indemnified Party from an insurance carrier, Tax benefits, indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, Tax benefits, indemnity payments or any third party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries (but not Tax benefits, which shall only result in a one-time reduction in Losses at the time provided for below) are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. For purposes of this Section 11.4(d), any Indemnified Party will be deemed to realize a Tax benefit in respect of any Losses incurred to the extent that the liability for cash income Taxes of the Indemnified Party in the taxable period during which such Losses are incurred (calculated with such Losses excluded) exceeds the actual liability for cash income Taxes of the Indemnified Party for such taxable period (calculated with such Losses included). If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnifying Party, such Indemnified Party shall assign to the Indemnifying Party all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise but only up to the amount of such indemnification payment.

(d)           Mitigation of Losses. An Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article XI. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.

Section 11.5              Product Liability Allocation. All Losses relating to the indemnity provisions contained in clause (f) of Section 11.2 and clause (f) of Section 11.1 shall be allocated between Alvogen and NRx such that NRx bears its Pro-Rata Portion (as in effect in the Quarterly Period when such Losses were incurred) of such Losses and Alvogen bears the remainder of such Losses.

Section 11.6              Cooperation. The Indemnified Party and Indemnifying Party shall cooperate in all reasonable respects in connection with the defense of any Third Party Action. At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party. Indemnifying Party and the Indemnified Party may, but are not obligated to, share materials that are privileged or otherwise protected from disclosure under applicable Law. To the extent the defense of any Action presents the need for understanding of materials that are privileged or otherwise protected from disclosure, The Parties agree to act in good faith in considering entry into the Common Interest Agreement that would facilitate these protected materials to be shared in furtherance of defending the Action.

ARTICLE XII
MISCELLANEOUS

Section 12.1              Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from the causes beyond the reasonable control of the affected Party, including: fire, floods, earthquake, tsunami, ice, tornado, hurricane, windstorm, eruption, explosion, sabotage or vandalism, embargoes, war, acts of war (whether war be declared or not), invasion, domestic or foreign terrorist act, act of a public enemy, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, shortages of materials, failure of utilities, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, an event of “Force Majeure”); provided that such affected Party shall provide the other Party with prompt written notice of the circumstances surrounding such a material failure or delay and will use Diligent Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement. For the avoidance of doubt, the occurrence of an event of Force Majeure shall not relieve any Party from fulfilling any obligation required hereunder; rather, the period for performance of such obligation shall be tolled during the occurrence of such Force Majeure.

Section 12.2              Notices. Any notice, request, approval or consent required or permitted to be given by any Party shall be in writing and shall be to the Parties at the addresses or facsimile number listed below, or such other address or facsimile number as such Party will have last given by notice to the other Party, and shall be deemed to have been sufficiently given when delivered in person, transmitted by electronic mail (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered mail, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing.

If to NRx to:	NeuroRx, Inc.
Attn.: Stephen Willard, CEO
1201 N. Market Street, Suite 111
Wilmington, DE 19801
willard@nrxpharma.com

If to Alvogen, to:	Alvogen
44 Whippany Rd. Suite, 300
Morristown, NJ 07960
uslegal@alvogen.com

and

Lotus Pharmaceutical Co. Ltd
17F, No. 227, Song Ren Rd., Xin Yi District
Taipei City 110, TAIWAN
Edin.Buljubasic@lotuspharm.com

Section 12.3              Governing Law. This Agreement and all matters and disputes arising therefrom shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles.

Section 12.4              Internal Dispute Resolution. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement not otherwise resolved in accordance with Section 7.4(b) (a “Dispute”), prior to the initiation of arbitration as described in Section 12.5, the Dispute shall be submitted to the Chief Executive Officers (or their respective designees) of Alvogen and NRx, who shall use their good faith efforts to resolve the Dispute within ten (10) Business Days after notice is provided pursuant to Section 12.2. If any such Dispute is not resolved by the Chief Executive Officers or their designees within ten (10) Business Days after submission of such Dispute to such officers, then the Dispute shall be resolved in accordance with the arbitration procedure set forth in Section 12.5. For clarity, Disputes include disagreements regarding (a) the interpretation of this Agreement, and (b) the breach or alleged breach by a Party of its obligations under this Agreement and associated remedies and damages of a Party in the event of a breach of the Agreement by the other Party (and the structure and payment of any such damages).

Section 12.5              Arbitration.

(a)           If the Parties are unable to resolve a Dispute under Section 12.4, then the Parties agree that all Disputes of any kind or nature (except those described in Section 12.5(c)) shall be resolved exclusively pursuant to the alternative dispute resolution terms and conditions set forth in Schedule 12.5; provided that judgment upon any arbitral award may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The determination resulting from such alternative dispute resolution shall be final, binding and non-appealable for purposes of this Agreement. Nothing in Section 12.4 or this Section 12.5 shall limit any Party’s right to seek and obtain in any such alternative dispute resolutions any equitable relief to which such Party is entitled hereunder.

(b)           Notwithstanding Section 12.4 and Section 12.5(a), an application for emergency or temporary injunctive relief by any Party shall not be subject to internal dispute resolution under Section 12.4 or alternative dispute resolution under Section 12.5(a); provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to internal dispute resolution under Section 12.4 and alternative dispute resolution under Section 12.5(a), as applicable.

(c)           Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent covering the manufacture, use or sale of Product or of any trademark rights relating to any Product shall be submitted to the Governmental Authority of competent jurisdiction in the country where such Patent or trademark exists.

Section 12.6              Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement, nor the performance of any obligations under this Agreement, shall create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. No Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or such other Party’s Affiliates.

Section 12.7              Assignment. Neither Party may assign, transfer or sublicense any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that any Party may assign this Agreement, without such consent, (a) in whole or in part to an Affiliate of such Party, upon written notice to the other Party of such assignment, provided that such Party hereby guarantees the performance of any such Affiliate, or (b) in whole to any Third Party successor by merger, acquisition or sale of all or substantially all of such Party’s assets to which this Agreement relates, upon written notice to the other Party of any such assignment, provided that such Third Party shall assume the obligations and covenants of the assigning Party under this Agreement. Except as expressly provided in this Section 12.7, any attempted assignment or transfer of this Agreement shall be null and void. As a condition to the effectiveness of any permitted assignment of this Agreement, in whole or in part, the Assignee shall first agree in writing to the provision contained in Section 8.5(b)..

Section 12.8              Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; and by their signatures hereto, each Party intends to, and does hereby, become bound.

Section 12.9              Entire Agreement; Amendments. This Agreement, schedules and exhibits hereto and any agreements referenced herein, contain the entire understanding of the Parties with respect to the subject matter herein, and cancel all previous agreements (oral and written including the Prior Agreements), negotiations and discussions, dealing with the same subject matter. The Parties, from time to time during the Term, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.

Section 12.10            Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any Applicable Law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified so as to conform with such Applicable Law. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. If any exclusive remedy provided hereunder is determined to be unenforceable, then the Party entitled to such remedy shall in lieu thereof be entitled to such other remedies as are available to such Party under this Agreement or in law or equity under Applicable Law, subject in any case to the limitations imposed by, and other terms of, this Agreement.

Section 12.11            Waiver. No failure or delay on the part of any Party in either exercising or enforcing any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right shall have effect unless given in a signed writing. No waiver of any such right shall be deemed a waiver of any other right.

Section 12.12            English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version hereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

Section 12.13            Counterparts. This Agreement may be executed via electronic means and/or in multiple counterparts, and all such executed counterparts shall constitute the same agreement.

Section 12.14            Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The Parties hereby agree that no Party shall raise the execution of a facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

Section 12.15            Bankruptcy License Protection. Notwithstanding anything contained in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement (including without limitation the Product License) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the “royalties” (as such term is used in Section 365(n) of the Bankruptcy Code) to be paid under this Agreement are those payments described in Sections 4.4 and 4.5 of this Agreement. Alvogen, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and upon commencement of a bankruptcy proceeding by or against NRx under the Bankruptcy Code, shall be entitled to a complete duplicate of, or complete access to (as Alvogen deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Alvogen (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Alvogen, unless NRx elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, upon the rejection of this Agreement by or on behalf of NRx, upon written request therefor by Alvogen, and each Party hereby acknowledges and agrees that the foregoing shall serve as its consent to such transfer of the intellectual property and all embodiments thereof. The foregoing provisions of this Section 12.15 are without prejudice to any rights Alvogen may have arising under the Bankruptcy Code or other Applicable Law.

Section 12.16            Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 12.17            Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement.

Section 12.18            Expenses. Except as otherwise expressly set forth herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all obligations contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and other advisors.

Section 12.19            Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly contemplated by the terms of ARTICLE XI.

Section 12.20            Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party for which monetary damages may not be an adequate remedy and hereby agrees that, in the event of such breach or a threatened breach by any Party of any such obligations, the other Party suffering such harm shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction or specific performance, subject in any case to Section 12.4 and Section 12.5, without the obligation to post any bond.

(The remainder of this page is intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

NEURORX, INC.

By:	/s/ Stephen H. Willard
Name:	Stephen H. Willard
Title:	Chief Executive Officer

NRX PHARMACEUTICALS, INC.

By:	/s/ Stephen H. Willard
Name:	Stephen H. Willard
Title:	Chief Executive Officer

ALVOGEN, INC.

By:	/s/ Lisa Graver
Name:	Lisa Graver
Title:	Chief Executive Officer

ALVOGEN PHARMA US, INC.

By:	/s/ Lisa Graver
Name:	Lisa Graver
Title:	Chief Executive Officer

Lotus Pharmaceutical Co. Ltd

By:	/s/ Petar Vazharov
Name:	Petar Vazharov
Title:	Chief Executive Officer

[Signature Page to Development and License Agreement]

Exhibit A

[*]

Exhibit B

In-Licenses

[Attached]

Schedule 3.1(a)

Development Plan

Summary

Key Elements

Studies

Phase 3 Study and Safety Requirements

Alvogen shall conduct a single Phase 3 Study to be conducted pursuant to IND 129194 and with the agreement and guidance from FDA in the meeting referred to in the definition of “Completion of the Type B Meeting”.

Alvogen shall manage, conduct and pay for this study, although NRx shall, at Alvogen’s request, advise Alvogen on the management of this study, such advice to be provided at NRx’s own expense. Additionally, Alvogen retains the option to contract with select NRX personnel to support efforts to manage and conduct this study.

After payment of the Milestone Payment, Alvogen will reimburse NRx for any reasonable and documented out-of-pocket costs for clinical development conducted by NRx to support safety requirements for submission that is mutually agreed upon in the Clinical Committee prior to conducting such clinical development.

Additional Non-Clinical Studies for Approval

Alvogen shall manage, conduct and pay for two (2) relative bioavailability studies for safety, in patients, or those agreed upon with FDA for submission. Additionally, the FDA may require (1) a food effect study and/or (2) a dose-proportionality study, unless this has been waived by FDA.

After payment of the Milestone Payment, subject to the following paragraph, Alvogen shall manage, conduct and pay for an (1) embryotoxicity study and; (2) a ninety (90) day toxicological study prior to filing of the NDA.

After payment of the Milestone Payment, Alvogen will reimburse NRx for any reasonable and documented out-of-pocket costs for non-clinical development conducted by NRx pursuant to the preclinical development plan shared by NRx in the data room and that is mutually agreed upon in the Clinical Committee prior to conducting such non-clinical development (except for any non-clinical development conducted prior to the Effective Date), including any such work done prior to the execution of this agreement.

Subject to the preceding paragraph, Alvogen shall manage, conduct and pay for any additional non-clinical studies for the Initial Label Indication, including such studies mentioned above, which may be required by the FDA to obtain approval of the NDA, although NRx shall, at Alvogen’s request, advise Alvogen on the management of this study, such advice to be provided at NRx’s own expense.

For clarity, this does not include any carcinogenicity studies, which are assumed to not be required for approval of the NDA.

Schedule 12.5

Alternative Dispute Resolution

The Parties recognize that bona fide disputes as to certain matters may arise from time to time during the Term of this Agreement which relate to any Party’s rights or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must comply with Section 12.4 of the Agreement to which this is an exhibit. If the matter has not been resolved in accordance with such Section 12.4, a Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1.             To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR in accordance with this Schedule 12.5. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2.             Unless either Party requests otherwise in writing within the fourteen (14) day period described in Paragraph 1 above, the issue shall be resolved in accordance with the Fast Track Mediation and Arbitration Rules of Procedure as administered by JAMS (formerly known as Judicial Arbitration and Mediation Services) (“JAMS”) by a single arbitrator appointed in accordance with such rules and subject to the provisions of Paragraphs 3 - 13 below.

3.             Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding (each, a “Neutral”). If the Parties are unable to agree on a mutually acceptable Neutral within such period, a Party may request the President of JAMS to select a Neutral pursuant to the following procedures:

(a)           JAMS shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of any Party or any of their Affiliates. Each candidate submitted by JAMS shall (i) be an attorney licensed to practice law for at least twenty (20) years in the United States; and (ii) have material legal or business experience in the pharmaceutical industry.

(b)           Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)           Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to JAMS within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to JAMS along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)           If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, JAMS immediately shall designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, JAMS may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, JAMS shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)–2(d) shall be repeated.

4.             No earlier than forty-five (45) days or later than ninety (90) days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place in New York, NY.

5.             At least fourteen (14) days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a)           a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b)           a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)           a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)           a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed thirty (30) double-spaced pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 5(a)–5(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

6.             The hearing shall be conducted on consecutive days and shall be governed by the following rules:

(a)           Each Party shall be entitled to ten (10) hours of hearing time to present its case. The Neutral shall determine whether each Party has had the ten (10) hours to which it is entitled.

(b)           Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony. Opening statements, closing statements, rebuttal testimony and cross-examination time shall be charged against the Party conducting same.

(c)           The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)           Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)           Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. Live videoconference or telephonic testimony will be permitted at the discretion of the Neutral. The Neutral shall have sole discretion with regards to the exercise of its subpoena powers to compel the attendance of witnesses and the production of documents from Third Parties. As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

7.             Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

8.             The Neutral shall rule on each disputed issue within twenty-one (21) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9.             The Neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)           If the Neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.

(b)           If the Neutral rules in favor of one Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10.           The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable to the extent allowed by Applicable Law, and may be entered as a final judgment in any court having jurisdiction.

11.           Except as provided in paragraph 10 or as required by Applicable Law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information of both Parties. The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12.           The Neutral may not award punitive damages. The Parties hereby waive the right to the award of punitive damages.

13.           The hearings shall be conducted in the English language.